Exhibit 99.1

ITEM 1A. RISK FACTORS.

The risk factors listed below, in addition to those set forth elsewhere in this report, could affect the business, financial condition and future results of the Company. Additional risks and uncertainties that are not currently known to the Company or that are not currently believed by the Company to be material may also harm the Company’s business, financial condition and results of operations.

Risks Related to our Business

Our results of operations could be negatively impacted by weak economic conditions and instability in financial markets.

We believe that advertising is a discretionary business expense. Spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, weakness in the United States economy generally has an adverse effect on our advertising revenue and, therefore, our results of operations. For example, the economic tumult caused by the on-going novel coronavirus disease 2019 (COVID-19) has had a material adverse effect on our advertising revenues, particularly at our New York radio stations.

Even in the absence of a general recession or downturn in the economy, an individual business sector (such as the automotive industry) that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector’s spending represents a significant portion of our advertising revenues, any reduction in its advertising expenditures may affect our revenue.

Radio revenues in the market in which we operate have been challenged and may remain so.

Radio revenues in the New York market in which we operate have lagged the growth of the general United States economy. New York market revenues, as measured by the accounting firm Miller Kaplan Arase LLP (“Miller Kaplan”), during the ten-month period ended December 2019 and the year ended December 31, 2020, were up 2.6% and down 31.3%, respectively. During these same periods, the U.S. Bureau of Economic Analysis reports that U.S. real gross domestic product grew 3.0% and contracted 3.5%, respectively. Our results of operations could be negatively impacted if radio revenue performance in the market in which our radio stations operate continues to lag general United States economic growth.

We may lose audience share and advertising revenue to competing radio stations or other types of media.

The radio broadcasting industry is highly competitive. Our radio stations compete for audiences and advertising revenue with other radio stations and station groups, as well as with other media. Shifts in population, demographics, audience tastes, consumer use of technology and forms of media and other factors beyond our control could cause us to lose market share. Any adverse change in our radio stations’ market, or adverse change in the relative market positions of our stations, could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue. Other radio broadcasting companies may enter the market in which we operate or markets in which we may operate in the future. These companies may be larger and have more financial resources than we have. Our radio stations may not be able to maintain or increase their current audience ratings and advertising revenue in the face of such competition.

MediaCo expects to continue to routinely conduct market research to review the competitive position of our stations in the market. If we determine that a station could improve its operating performance by serving a different demographic, we may change the format of that station. Our competitors may respond to our actions by more aggressive promotions of their stations or by replacing the format we vacate, limiting our options if we do not achieve expected results with our new format.

From time to time, other stations may change their format or programming, a new station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Any failure by us to respond, or to respond as quickly as our competitors, could also have an adverse effect on our business and financial performance.

Because of the competitive factors we face, we cannot assure investors that we will be able to maintain or increase our current audience ratings and advertising revenue.

Our radio operations are entirely concentrated in the New York market.

Our radio operations are located exclusively in the New York City Metro area. Since our radio stations’ revenues are concentrated in this market, an economic downturn, increased competition or another significant negative event in the New York City market could reduce our revenues more dramatically than other companies that do not depend as much on this market, which could have a material and adverse effect on our financial condition and results of operations.

Our radio operations lack the scale of some of our competitors.

MediaCo’s only radio stations are two stations in New York. Some of our competitors in this market have larger clusters of radio stations. Our competitors may be able to leverage their market share to extract a greater percentage of available advertising revenues in this market and may be able to realize operating efficiencies by programming multiple stations in the market. Also, given our reliance on urban formats in New York, our financial condition and results of operations could be materially and adversely affected by additional urban format competition by our competitors.

Our operations have been, and continue to be, adversely affected by the pandemic.

We hold a number of events, most notably Summer Jam in June of each year, in which large numbers of people are in close proximity. We were required to cancel Summer Jam in 2020 due to the on-going COVID-19 pandemic, which adversely impacted our financial results. Our ability to successfully hold the event in 2021, as well as in future years will depend on state and local restrictions on crowd sizes and people’s willingness to attend large gatherings. Furthermore, advertising revenues for both our radio and outdoor businesses have meaningfully declined as advertisers have decreased their discretionary spending. We cannot predict when, if ever, advertising levels will return to pre-pandemic levels.

We depend upon Emmis for management services and this agreement expires in November 2021.

We entered into a management agreement (the “Management Agreement”) with EOC in November 2019. Pursuant to this Management Agreement, EOC performs a substantial portion of our corporate functions, including legal, accounting, SEC reporting, treasury, internal audit, and tax. As such, we are dependent on the reliability and effectiveness of Emmis’ management, and cannot guarantee that their officers and employees will be sufficient in number or will have the necessary capability for their assigned roles. We would be materially adversely affected if Emmis becomes unable or unwilling to continue providing services for our benefit at the level of quality and at the cost provided in the Management Agreement prior to its scheduled expiration in November 2021. Emmis has informed us that it does not intend to extend the Management Agreement beyond November 2021, but has not yet given formal notice to that effect. While we intend to hire new employees to assume the responsibilities currently covered by the Management Agreement prior to its expiration, we cannot offer any assurances that we will be successful in hiring these positions, that the newly hired employees will have the experience to effectively assume the responsibilities currently covered by the Management Agreement when it expires, that the new business processes or information systems will be timely or effectively implemented, or that our cost structure will not increase as a result of these new hires.

In our outdoor advertising markets, we face competition from larger and more diversified outdoor advertisers and other forms of advertising.

While we enjoy a significant market share in our outdoor advertising markets, we face competition from other outdoor advertisers and other media in these markets. Although we are one of the largest companies focusing exclusively on outdoor advertising in our outdoor advertising markets, we compete in these markets against larger companies with diversified operations, such as television, radio and other broadcast media. These diversified competitors have the advantage of cross-selling complementary advertising products to advertisers.

We also compete against an increasing variety of out-of-home advertising media, such as advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses. To a lesser extent, we also face competition from other forms of media, including radio, newspapers, direct mail advertising, telephone directories and the Internet. We may be unable to compete against these forms of advertising competition in the future, and the competitive pressures that we face could adversely affect our profitability or financial performance.

Outdoor advertising is subject to expansive federal, state and local regulation, which could negatively affect our operations and financial results.

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets.

Federal law, principally the Highway Beautification Act of 1965, or the HBA, regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems roads. The HBA requires states, through the adoption of individual Federal/State Agreements, to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. These state standards, or their local and municipal equivalents, may be modified over time in response to legal challenges or otherwise, which may have an adverse effect on our business. All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Additionally, some existing regulations restrict or prohibit digital billboards and similar types of digital displays. Digital billboards have been developed and introduced relatively recently into the market on a large scale; however, existing regulations that currently do not apply to them by their terms could be revised or new regulations could be enacted to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety. The introduction of new, or the expansion of existing, regulations by federal, state or local governments may impose undue restrictions or burdens on our outdoor advertising business and could materially harm our outdoor advertising operations and financial results.

We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. Investors in our Class A common stock will not have the same protections afforded to shareholders of companies that are subject to such requirements.

As of March 9, 2021, SG Broadcasting controls approximately 97.42% of the outstanding voting interests of MediaCo through its ownership of MediaCo Class B common stock. Because of the voting power of SG Broadcasting, we are considered a “controlled company” for purposes of Nasdaq requirements. As such, we are exempt from certain corporate governance requirements of Nasdaq, including the requirements that:

•	a majority of the board of directors consist of independent directors,

•	we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors, and

•	we have a Compensation Committee that is composed entirely of independent directors.

Currently, MediaCo does have a majority of independent directors, and the Compensation Committee does consist entirely of independent directors; however, we do not have a Nominating and Corporate Governance Committee. MediaCo could choose to take advantage of the exemptions relating to the board and the Compensation Committee. Accordingly, investors in our Class A common stock would not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

We must respond to the rapid changes in technology, services and standards that characterize the radio broadcasting industry in order to remain competitive, and changes in technology may increase the risk of material intellectual property infringement claims.

The radio broadcasting industry is subject to rapid technological changes, evolving industry standards and the emergence of competition from new technologies and services. We cannot assure that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various media technologies and services that have been developed or introduced include:

•	satellite-delivered digital audio radio service, which has resulted in subscriber-based satellite radio services with numerous niche formats;

•	audio programming by cable systems, direct-broadcast satellite systems, Internet content providers and other digital audio broadcast formats, including podcasts;

•	personal digital audio devices;

•	HD Radio®, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

•	low-power FM radio, which could result in additional FM radio broadcast outlets, including additional low-power FM radio signals authorized in December 2010 under the Local Community Radio Act.

New media has resulted in fragmentation in the radio broadcasting advertising market, but we cannot predict the impact that additional competition arising from new technologies may have on the radio broadcasting industry or on our financial condition and results of operations.

A number of automakers are introducing more advanced, interactive dashboard technology including the introduction of technologies like Apple CarPlay and Google Android Auto that enable vehicle entertainment systems to more easily interface with a consumer’s smartphone and include alternative audio entertainment options.

Programmatic buying, which enables an advertiser to purchase advertising inventory through an exchange or other service and bypass the traditional personal sales relationship, has become widely adopted in the purchase of digital advertising and is an emerging trend in the radio industry. We cannot predict the impact programmatic buying may have on the radio industry or our financial condition and results of operations.

Additionally, technological advancements in the operation of radio stations and related businesses have increased the number of patent and other intellectual property infringement claims brought against broadcasters, including MediaCo. While MediaCo has not historically been subject to material patent and other intellectual property claims and takes certain steps to limit the likelihood of, and exposure to, such claims, no assurance can be given that material claims will not be asserted in the future.

Our business depends heavily on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

The radio broadcasting industry is subject to extensive and changing regulation. The Communications Act and FCC rules and policies require FCC approval for transfers of control and assignments of FCC licenses. The filing of petitions or complaints against FCC licensees could result in the FCC delaying the grant of, or refusing to grant, its consent to the assignment of licenses to or from an FCC licensee or the transfer of control of an FCC licensee. In certain circumstances, the Communications Act and FCC rules and policies will operate to impose limitations on alien ownership and voting of our common stock. There can be no assurance that there will be no changes in the current regulatory scheme, the imposition of additional regulations or the creation of new regulatory agencies, which changes could restrict or curtail our ability to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties.

Each of our radio stations operates pursuant to one or more licenses issued by the FCC. Under FCC rules, radio licenses are granted for a term of eight years. Our licenses expire in June 2022. Although we will apply to renew these licenses, third parties could challenge our renewal applications. While we are not aware of facts or circumstances that would prevent us from having our current licenses renewed, there can be no assurance that the licenses will be renewed or that renewals will not include conditions or qualifications that could adversely affect our business and operations. Failure to obtain the renewal of any of our broadcast licenses would likely have a material adverse effect on our business and operations. In addition, if we or any of our officers, directors or significant stockholders materially violates the FCC’s rules and regulations or the Communications Act, is convicted of a felony or is found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us which could involve the imposition of monetary fines, the revocation of our broadcast licenses or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the applicable radio station only after we had exhausted all rights to administrative and judicial review without success.

We disseminate large amounts of content to the public. An ill-conceived or mistimed on-air statement or social media post could have a material adverse effect on our business.

The FCC’s rules prohibit the broadcast of obscene material at any time and prohibit indecent material between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition on the broadcast of indecent material because of the FCC’s broad definition of such material, coupled with the spontaneity of live programming.

Congress has dramatically increased the penalties for broadcasting obscene, indecent or profane programming and broadcasters can potentially face license revocation, renewal or qualification proceedings in the event that they broadcast indecent material. In addition, the FCC’s heightened focus on indecency, against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations. As a result of these developments, we have implemented certain measures that are designed to reduce the risk of broadcasting indecent material in violation of the FCC’s rules. These and other future modifications to our programming in an effort to reduce the risk of indecency violations could have an adverse effect on our competitive position.

Even statements or social media posts that do not violate the FCC’s indecency rules could offend our audiences and advertisers or infringe the rights of third parties, resulting in a decline in ratings, a loss in revenues, a challenge to our broadcast licenses, or extended litigation. While we maintain insurance covering some of these risks, others are effectively uninsurable and could have a material adverse effect on our financial condition and results of operations.

Changes in current Federal regulations could adversely affect or business operations

Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, affect the profitability of our broadcast stations. In particular, Congress is considering a revocation of radio’s exemption from paying royalties to performing artists for use of their recordings (radio already pays a royalty to songwriters). A requirement to pay additional royalties could have a material and adverse effect on our financial condition and results of operations.

Our business strategy and our ability to operate profitably depend on the continued services of our key employees, the loss of whom could have a material adverse effect on our business.

Our success depends in large part upon the leadership and performance our radio and outdoor management teams and other key personnel. Operating as an independent public company demands a significant amount of time and effort from our management and other personnel and may give rise to increased turnover. If we lose the services of members of our management team or other key personnel, we may not be able to successfully manage our business or achieve our business objectives.

We need to continue to attract and retain qualified key personnel in a highly competitive environment. Our ability to attract, recruit and retain such talent will depend on a number of factors, including the hiring practices of our competitors, the performance of our developing business programs, our compensation and benefits, and economic conditions affecting our industry generally. Our radio stations’ personnel includes several on-air personalities and hosts of syndicated radio programs with large and loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station and, thus, the ability of the station to sell advertising. Such on-air personalities or other key individuals may not remain with our radio stations and we may not retain their audiences, which could affect our competitive position. If we cannot effectively hire and retain qualified employees, our business, prospects, financial condition and results of operations could suffer.

Impairment losses related to our intangible assets could reduce our earnings in the future.

As of December 31, 2020, our intangible assets comprised 54% of our total assets. We did not record any impairment charges during the ten-month period ended December 31, 2019 or the year ended December 31, 2020. However, if events occur or circumstances change, the fair value of our intangible assets might fall below the amount reflected on our balance sheet, and we may be required to recognize impairment charges in our statement of operations, which may be material, in future periods.

Our operating results have been and may again be adversely affected by acts of war, a global health crisis, terrorism and natural catastrophes.

Acts of war and terrorism against the United States, and the country’s response to such acts, may negatively affect the U.S. advertising market, which could cause our advertising revenues to decline due to advertising cancellations, delays or defaults in payment for advertising time, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict.

For example, after the September 11, 2001 terrorist attacks, we decided that the public interest would be best served by the presentation of continuous commercial-free coverage of the unfolding events on our stations. This temporary policy had a material adverse effect on our advertising revenues and operating results for the month of September 2001. Similarly, the COVID-19 pandemic caused severe trauma to our business during 2020, with advertisers pulling advertisements and events like Summer Jam being canceled. Future events like those of September 11, 2001, or the evolving COVID-19 pandemic, may have a material adverse effect on our advertising revenues and operating results.

Additionally, the attacks on the World Trade Center on September 11, 2001 resulted in the destruction of the transmitter facilities that were located there. Although we had no transmitter facilities located at the World Trade Center, broadcasters that had facilities located in the destroyed buildings experienced temporary disruptions in their ability to broadcast. Since we tend to locate transmission facilities for stations serving urban areas on tall buildings or other significant structures, such as the Empire State Building in New York, further terrorist attacks or other disasters could cause similar disruptions in our broadcasts in the areas affected. If these disruptions occur, we may not be able to locate adequate replacement facilities in a cost-effective or timely manner or at all. Failure to remedy disruptions caused by terrorist attacks or other disasters and any resulting degradation in signal coverage could have a material adverse effect on our business and results of operations.

Similarly, hurricanes, floods, tornadoes, earthquakes, wild fires and other natural disasters can have a material adverse effect on our operations in any given market. While we generally carry insurance covering such catastrophes, we cannot be sure that the proceeds from such insurance will be sufficient to offset the costs of rebuilding or repairing our property or the lost income.

Our business is dependent upon the proper functioning of our internal business processes and information systems and modification or interruption of such systems may disrupt our business, processes and internal controls.

The proper functioning of our internal business processes and information systems is critical to the efficient operation and management of our business. If these information technology systems fail or are interrupted, our operations may be adversely affected and operating results could be harmed. Our business processes and information systems need to be sufficiently scalable to adapt to the size of our business and may require modifications or upgrades that expose us to a number of operational risks. Our information technology systems, and those of third party providers, may also be vulnerable to damage or disruption caused by circumstances beyond our control. These include catastrophic events, power anomalies or outages, natural disasters, computer system or network failures, viruses or malware, physical or electronic intrusions, unauthorized access and cyber-attacks. Any material disruption, malfunction or similar challenges with our business processes or information systems, or disruptions or challenges relating to the transition to new processes, systems or providers, could have a material adverse effect on our financial condition and results of operations.

We may not be successful in identifying any additional suitable acquisition or investment opportunities.

As part of our business strategy, we may pursue acquisitions or other investment opportunities. However, there is no assurance that we will be successful in identifying or consummating any suitable acquisitions and certain acquisition opportunities may be limited or prohibited by applicable regulatory regimes. Even if we do complete acquisitions or business combinations, there is no assurance that any of them will be of value in enhancing our business or our financial condition. In addition, our ongoing activities could divert a substantial amount of our management time and may be difficult for us to integrate, which could adversely affect management’s ability to identify and consummate other investment opportunities. The failure to identify or successfully integrate future acquisitions and investment opportunities could have a material adverse effect on our results of operations and financial condition.

Because we face significant competition for acquisition and investment opportunities, it may be difficult for us to fully execute our business strategy. We expect to encounter intense competition for acquisition and investment opportunities from both strategic investors and other potential competitors, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may intend to acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Future acquisitions or investments could involve unknown risks that could harm our business and adversely affect our financial condition.

We may make acquisitions in a variety of industries and market sectors. Future acquisitions that we consummate will involve unknown risks, some of which will be particular to the industry in which the acquisition target operates. We may be unable to adequately address the financial, legal and operational risks raised by such acquisitions, especially if we are unfamiliar with the industry in which we invest. The realization of any unknown risks could prevent or limit us from realizing the projected benefits of the acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition and results of operations will be subject to the specific risks applicable to any company in which we invest.

Risks Related to our Indebtedness:

Our substantial indebtedness could adversely affect our financial health.

We have a significant amount of indebtedness. As of May 21, 2021, our total indebtedness was $97.9 million, consisting of $68.0 million under our senior credit facility, $5.5 million of notes payable to Emmis, and $24.4 million of notes payable to SG Broadcasting. Our substantial indebtedness could have important consequences to investors. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to generally adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	result in higher interest expense in the event of increases in interest rates because our debt is at variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our credit agreements, our ability to borrow additional funds or make acquisitions.

If we cannot comply with the financial covenants in our debt instruments, or obtain waivers or other relief from our lenders, we may default, which could result in the loss of our sources of liquidity and acceleration of our indebtedness.

We have a substantial amount of indebtedness, and the instruments governing such indebtedness contain restrictive financial covenants. Our ability to comply with the covenants in our debt instruments will depend upon our future performance and various other factors, such as business, competitive, technological, legislative and regulatory factors, some of which are beyond our control. We may not be able to maintain compliance with all of these covenants. In that event, we would need to seek an amendment to our debt instruments, or would need to refinance our debt instruments. There can be no assurance that we can obtain future amendments or waivers of our debt instruments, or refinance our debt instruments and, even if so, it is likely that such relief would only last for a specified period, potentially necessitating additional amendments, waivers or refinancings in the future. In the event that we do not maintain compliance with the covenants under our debt instruments, the lenders could declare an event of default, subject to applicable notice and cure provisions, resulting in a material adverse impact on our financial position. Upon the occurrence of an event of default under our debt instruments, the lenders could elect to declare all amounts outstanding under our debt agreements to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders accelerate the repayment of borrowings, we may be forced to liquidate certain assets to repay all or part of our debt instruments, and we cannot be assured that sufficient assets will remain for us to continue our business operations after we have paid all of the borrowings under our debt instruments. Our ability to liquidate assets is affected by the regulatory restrictions associated with radio stations, including FCC licensing, which may make the market for these assets less liquid and increase the chances that these assets will be liquidated at a significant loss.

The terms of any future indebtedness may restrict our current and future operations, particularly our ability to respond to changes in market conditions or to take some actions.

Any future long-term debt instruments may impose significant operating and financial restrictions on us. These restrictions will likely significantly limit or prohibit, among other things, our ability to incur additional indebtedness, pay dividends on securities, incur liens, enter into asset purchase or sale transactions, merge or consolidate with another company, dispose of our assets or make certain other payments or investments.

These restrictions may limit our ability to grow our business through acquisitions and could limit our ability to respond to market conditions or meet extraordinary capital needs. They also could restrict our corporate activities in other ways and could adversely affect our ability to finance our future operations or capital needs.

To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our current credit agreement requires, and any future long-term debt agreements will likely require, us to pay periodic interest and principal payments during the term of such indebtedness. Our ability to make payments on indebtedness and to fund capital expenditures will depend on our ability to generate cash in the future. This ability to generate cash, to a certain extent, will be subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our businesses might not generate sufficient cash flow from operations. We might not be able to complete future offerings, and future borrowings might not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

Risks Related to our Common Stock:

SG Broadcasting possesses significant voting interest with respect to our outstanding common stock, which limits the influence on corporate matters by a holder of MediaCo Class A common stock.

As of March 9, 2021, SG Broadcasting holds approximately 97.42% of the voting interests of our outstanding common stock on a fully diluted basis. Accordingly, SG Broadcasting has the ability to significantly influence our management and affairs through the election and removal of our board of directors and all other matters requiring shareholder approval unless a separate vote of the MediaCo Class A common stock is required by our articles of incorporation or Indiana law, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated voting interest could also discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control limits the practical effect of the influence by holders of MediaCo Class A common stock over our business and affairs, through any shareholder vote or otherwise. Accordingly, the effects of any of the above could depress the price of MediaCo Class A common stock.

Standard General’s and Emmis’ interests may conflict with those of other shareholders.

SG Broadcasting, a company wholly owned by funds managed by Standard General, beneficially owns shares representing approximately 97.42% of the outstanding combined voting power of all classes of our common stock. Therefore, SG Broadcasting is in a position to exercise substantial influence over the outcome of most matters submitted to a vote of our shareholders, including the election of a majority of our directors, the determination to engage in a merger, acquisition or disposition of a material amount of assets, or otherwise.

Additionally, other than with respect to the Emmis Promissory Note, which is convertible into MediaCo Class A common stock, Emmis no longer holds any common stock of MediaCo, though its officers serve as the MediaCo Class A Directors. These officers were initially shareholders of MediaCo, but no assurance can be given that they have or will retain their ownership of MediaCo shares. Further, during the term of the Management Agreement or so long as amounts remain outstanding under Emmis’ Promissory Note, MediaCo’s board of directors is obligated to nominate as MediaCo Class A Directors only persons specified by Emmis. Under Indiana law, directors of MediaCo may, in considering the best interests of the Company, consider the effects of any action on shareholders, employees, suppliers, and customers of the Company, and communities in which offices or other facilities of the Company are located, and any other factors the directors consider pertinent.

MediaCo Class A common stock may cease to be listed on Nasdaq.

MediaCo’s Class A common stock is listed on Nasdaq under the ticker symbol “MDIA”. We may not be able to meet the continued listing requirements of Nasdaq, which require, among other things, a minimum closing price of MediaCo Class A common stock, a minimum market capitalization and minimum shareholders’ equity. If we are unable to satisfy the requirements of Nasdaq for continued listing, MediaCo Class A common stock would be subject to delisting from that market, and we might or might not be eligible to list our shares on another market.

A delisting of MediaCo Class A common stock from Nasdaq could negatively impact us by, among other things, reducing the liquidity and market price of MediaCo Class A common stock. There can be no assurance that we will be able to comply with Nasdaq’s continued listing requirements.

Our By-Laws designate the Circuit or Superior Courts of Marion County, Indiana, or the United States District Court for the Southern District of Indiana in a case of pendant jurisdiction, as the exclusive forum for certain litigation that may be initiated by holders of shares of MediaCo, which would discourage lawsuits against us and our director and officers.

Pursuant to our By-laws, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the Circuit or any Superior Court of Marion County Indiana, or the United States District Court for the Southern District of Indiana in a case of pendent jurisdiction, shall be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company,

•	any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of MediaCo to the Company or the holders of shares MediaCo,

•	any action asserting a claim arising pursuant to any provision of the Indiana Business Corporation Law (the “IBCL”), the Articles of Incorporation or the By-laws, or

•	any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants.

Though Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations under it, the Company intends for this forum selection provision to apply to the fullest extent permitted by law, including to actions or claims arising under the Securities Act. While holders of shares of MediaCo cannot waive compliance with the federal securities laws and the rules and regulations under it, and therefore the forum selection provision does not apply to claims arising under the Exchange Act or the rules and regulations under it, this forum selection provision may limit the ability of holders of shares of MediaCo to bring a claim arising in other instances in a judicial forum that they find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against the Company and/or our directors and officers. Alternatively, if a court outside of the State of Indiana were to find this forum selection provision inapplicable to, or unenforceable in respect of, one or more of the types of actions or claims described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could harm our business, prospects, financial condition and results of operations.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, MediaCo Class A common stock may be less attractive to investors for so long as we remain an emerging growth company.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are afforded to emerging growth companies, including, but not limited to, exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find MediaCo Class A common stock less attractive because we intend to rely on these exemptions. If some investors find MediaCo Class A common stock less attractive as a result, there may be a less active trading market for MediaCo Class A common stock and its stock price may be lower or more volatile as a result. We may take advantage of these exemptions until we no longer qualify as an emerging growth company.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

The following discussion pertains to MediaCo Holding Inc. and its subsidiaries (collectively, “MediaCo” or the “Company”).

We own and operate two radio stations located in New York City and outdoor advertising businesses geographically focused in Southern Georgia and Eastern Kentucky. Our revenues are mostly affected by the advertising rates our entities charge, as advertising sales are the primary component of our consolidated revenues. These rates are in large part based on our radio stations’ ability to attract audiences in demographic groups targeted by their advertisers and the number of persons exposed to our billboards. The Nielsen Company generally measures radio station ratings weekly for markets measured by the Portable People Meter™, which includes all of our radio stations. Because audience ratings in a station’s local market are critical to the station’s financial success, our strategy is to use market research, advertising and promotion to attract and retain audiences in each station’s chosen demographic target group.

Our revenues vary throughout the year. Revenue and operating income are usually lowest in the first calendar quarter for both our radio and outdoor advertising segments, partly because retailers cut back their advertising spending immediately following the holiday shopping season.

In addition to the sale of advertising time for cash, stations typically exchange advertising time for goods or services, which can be used by the station in its business operations. These barter transactions are recorded at the estimated fair value of the product or service received. We generally confine the use of such trade transactions to promotional items or services for which we would otherwise have paid cash. In addition, it is our general policy not to preempt advertising spots paid for in cash with advertising spots paid for in trade.

The following table summarizes the sources of our revenues for the ten-month period ended December 31, 2019 and the year ended December 31, 2020. The category “Non Traditional” principally consists of ticket sales and sponsorships of events our stations conduct in their local markets. The category “Other” includes, among other items, revenues related to network revenues, production of billboard advertisements and barter.

	Ten Months Ended December 31, 2019		Year Ended December 31, 2020
Net revenues:
Local	$20,914	51.3%	$15,958	40.6%
National	3,912	9.6%	3,089	7.9%
Political	—	0.0%	82	0.2%
Non Traditional	8,166	20.0%	761	1.9%
Digital	3,018	7.4%	2,256	5.7%
Outdoor Advertising	759	1.9%	12,459	31.7%
Other	4,031	9.8%	4,656	11.8%

Total net revenues	$40,800		$39,261

Roughly 20% of our expenses varies in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our costs that do not vary as much in relation to revenue are mostly in our programming and general and administrative departments, such as talent costs, rating fees, rents, utilities and salaries. Lastly, our costs that are highly discretionary are costs in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience and market share.

KNOWN TRENDS AND UNCERTAINTIES

The U.S. radio industry is a mature industry and its growth rate has stalled. Management believes this is principally the result of two factors: (1) new media, such as various media distributed via the Internet, telecommunication companies and cable interconnects, as well as social networks, have gained advertising share against radio and other traditional media and created a proliferation of advertising inventory and (2) the fragmentation of the radio audience and time spent listening caused by satellite radio, audio streaming services and podcasts has led some investors and advertisers to conclude that the effectiveness of radio advertising has diminished.

Along with the rest of the radio industry, our stations have deployed HD Radio®. HD Radio offers listeners advantages over standard analog broadcasts, including improved sound quality and additional digital channels. In addition to offering secondary channels, the HD Radio spectrum allows broadcasters to transmit other forms of data. We are participating in a joint venture with other broadcasters to provide the bandwidth that a third party uses to transmit location-based data to hand-held and in-car navigation devices. The number of radio receivers incorporating HD Radio has increased in the past year, particularly in new automobiles. It is unclear what impact HD Radio will have on the markets in which we operate.

Our stations have also aggressively worked to harness the power of broadband and mobile media distribution in the development of emerging business opportunities by developing highly interactive websites with content that engages our listeners, deploying mobile applications and streaming our content, and harnessing the power of digital video on our websites and YouTube channels.

The results of our radio operations are solely dependent on the results of our stations in the New York market. Some of our competitors that operate larger station clusters in the New York market are able to leverage their market share to extract a greater percentage of available advertising revenue through packaging a variety of advertising inventory at discounted unit rates. Market revenues in New York as measured by Miller Kaplan Arase LLP (“Miller Kaplan”), an independent public accounting firm used by the radio industry to compile revenue information, were up 2.6% for the ten months ended December 31, 2019, but down 31.3% for the year ended December 31, 2020, as compared to the same periods of the prior year. During these periods, revenues for our New York cluster were up 9.5% and down 42.1%, respectively. Our outperformance in the ten months ended December 31, 2019 was principally due to record-setting ticket sales associated with our largest annual concert, Summer Jam, in June 2019; however, our underperformance in the year ended December 31, 2020 was largely driven by the cancellation of that event in 2020 due to the COVID-19 pandemic.

As part of our business strategy, we continually evaluate potential acquisitions of businesses that we believe hold promise for long-term appreciation in value and leverage our strengths. However, MediaCo’s long-term debt agreements substantially limit our ability to make acquisitions. We also regularly review our portfolio of assets and may opportunistically dispose of assets when we believe it is appropriate to do so.

The Company has been actively monitoring the COVID-19 situation and its impact globally, as well as domestically and in the markets we serve. Our priority has been the safety of our employees, as well as the informational needs of the communities that we serve. Through the first few months of calendar 2020, the disease became widespread around the world, and on March 11, 2020, the World Health Organization declared a pandemic. In an effort to mitigate the continued spread of COVID-19, many federal, state and local governments have mandated various restrictions, including travel restrictions, restrictions on non-essential businesses and services, restrictions on public gatherings and quarantining of people who may have been exposed to the virus. These restrictions, in turn, caused the United States economy to decline and businesses to cancel or reduce amounts spent on advertising, negatively impacting our advertising-based businesses. Furthermore, the restrictions on public gatherings in and around New York City during 2020 forced us to cancel our largest annual concert, Summer Jam. In addition, some of our advertisers have seen a material decline in their businesses and may not be able to pay amounts owed to us when they come due. If the spread of COVID-19 continues, or is suppressed but later reemerges as a variant strain, and public and private entities continue to implement restrictive measures, we expect that our results of operations, financial condition and cash flows will continue to be negatively affected, the extent to which is difficult to estimate at this time.

CRITICAL ACCOUNTING POLICIES

Critical accounting policies are defined as those that encompass significant judgments and uncertainties, and potentially derive materially different results under different assumptions and conditions. We believe that our critical accounting policies are those described below.

Revenue Recognition

Broadcasting revenue is recognized as advertisements are aired and outdoor revenue is recognized over the life of the applicable lease of each billboard. Both broadcasting revenue and outdoor revenue recognition is subject to meeting certain conditions such as persuasive evidence that an arrangement exists and collection is reasonably assured. These criteria are generally met at the time the advertisement is aired for broadcasting revenue or displayed for outdoor revenue. Broadcasting advertising revenues presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees, usually at a rate of 15% of gross revenues.

FCC Licenses

We have made acquisitions in the past for which a significant amount of the purchase price was allocated to FCC licenses and goodwill assets. As of December 31, 2020, we have recorded approximately $63.3 million in FCC licenses, which represents approximately 43% of our total assets.

In the case of our radio stations, we would not be able to operate the properties without the related FCC license for each property. FCC licenses are renewed every eight years; consequently, we continually monitor our stations’ compliance with the various regulatory requirements. Historically, all of our FCC licenses have been renewed at the end of their respective periods, and we expect that all FCC licenses will continue to be renewed in the future. We consider our FCC licenses to be indefinite-lived intangibles.

We do not amortize indefinite-lived intangible assets, but rather test for impairment at least annually or more frequently if events or circumstances indicate that an asset may be impaired. When evaluating our radio broadcasting licenses for impairment, the testing is performed at the unit of accounting level as determined by Accounting Standards Codification (“ASC”) Topic 350-30-35. In our case, radio stations in a geographic market cluster are considered a single unit of accounting.

In the ten-month period ended December 31, 2019, we completed our annual impairment test on November 25, 2019, the date the stations were transferred by Emmis. For the year ended December 31, 2020, we completed our annual impairment tests on October 1 and will continue to perform our assessments on this date in future years.

Valuation of Indefinite-lived Broadcasting Licenses

Fair value of our FCC licenses is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine the fair value of our FCC licenses, the Company considered both income and market valuation methods when it performed its impairment tests. Under the income method, the Company projects cash flows that would be generated by each of its units of accounting assuming the unit of accounting was commencing operations in its respective market at the beginning of the valuation period. This cash flow stream is discounted to arrive at a value for the FCC license. The Company assumes the competitive situation that exists in each market remains unchanged, with the exception that its unit of accounting commenced operations at the beginning of the valuation period. In doing so, the Company extracts the value of going concern and any other assets acquired, and strictly values the FCC license. Major assumptions involved in this analysis include market revenue, market revenue growth rates, unit of accounting audience share, unit of accounting revenue share and discount rate. Each of these assumptions may change in the future based upon changes in general economic conditions, audience behavior, consummated transactions, and numerous other variables that may be beyond our control. The projections incorporated into our license valuations take current economic conditions into consideration. Under the market method, the Company uses recent sales of comparable radio stations for which the sales value appeared to be concentrated entirely in the value of the license, to arrive at an indication of fair value.

Below are some of the key assumptions used in our income method annual impairment assessments. In recent years, we have reduced long-term growth rates in the New York market in which we operate based on recent industry trends and our expectations for the market going forward.

	November 25, 2019	October 1, 2020
Discount Rate	11.9%	12.4%
Long-term Revenue Growth Rate	-0.6%	1.0%
Mature Market Share	9.0%	9.4%
Operating Profit Margin	22.7-26.7%	26.6-29.5%

Valuation of Goodwill

As a result of the Fairway Acquisition, the Company has recorded $13.1 million of goodwill. This accounts for all goodwill on the consolidated balance sheet as of December 31, 2020. The Fairway Acquisition closed on December 13, 2019 and all assets acquired and liabilities assumed were valued as of that date, resulting in a goodwill valuation of $13.1 million. ASC Topic 350-20-35 requires the Company to test goodwill for impairment at least annually. Under ASC 350 we have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it is necessary to perform an annual quantitative goodwill impairment test. Given the macroeconomic environment as a result of the COVID-19 pandemic we have elected not to perform the qualitative assessment. When performing a quantitative assessment for impairment, the Company uses a market approach to determine the fair value of the reporting unit. Management determines the fair value for the reporting unit by multiplying the cash flows of the reporting unit by an estimated market multiple. Management believes this methodology for valuing outdoor advertising businesses is a common approach and believes that the multiples used in the valuation are reasonable given our peer comparisons, analyst reports, and market transactions. To corroborate the fair values determined using the market approach described above, management also uses an income approach, which is a discounted cash flow method to determine the fair value of the reporting unit. If the carrying value of a reporting unit’s goodwill exceeds its fair value, the Company recognizes an impairment charge equal to the difference in the statement of operations.

Deferred Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the consolidated statements of operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities recorded for financial reporting purposes as compared to amounts recorded for income tax purposes. After determining the total amount of deferred tax assets, the Company determines whether it is more likely than not that some portion of the deferred tax assets will not be realized. If the Company determines that a deferred tax asset is not likely to be realized, a valuation allowance will be established against that asset to record it at its expected realizable value.

RESULTS OF OPERATIONS

TEN MONTHS ENDED DECEMBER 31, 2019 COMPARED TO YEAR ENDED DECEMBER 31, 2020

Net revenues:

	For the ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Net revenues:
Radio	$40,041	$26,020	$(14,021)	(35.0)%
Outdoor Advertising	759	13,241	12,482	N/M

Total net revenues	$40,800	$39,261	$(1,539)	(3.8)%

Radio net revenues decreased for the year ended December 31, 2020 compared to the ten-month period ended December 31, 2019. Despite having two additional months of results in the current year, revenues decreased as a result of the decline in advertising revenues due to the COVID-19 pandemic, coupled with the cancellation of Summer Jam, our largest outdoor concert which is held annually in June. We were able to hold the event in June 2019, but we were forced to cancel the event in June 2020. We typically monitor the performance of our stations against the performance of the New York radio market based on reports for the periods prepared by Miller Kaplan. Miller Kaplan reports are generally prepared on a gross revenues basis and exclude revenues from barter arrangements. A summary of market revenue performance and MediaCo’s revenue performance in the New York market for the year ended December 31, 2020 is presented below:

	For the year ended December 31, 2020
	Overall Market	MediaCo
Market	Revenue Performance	Revenue Performance
New York	(31.3%)	(42.1%)

Our underperformance as compared to the overall market revenue performance in the year ended December 31, 2020 was largely driven by the cancellation of Summer Jam in 2020, as discussed above.

We acquired two outdoor advertising businesses principally located in Southern Georgia and Eastern Kentucky on December 13, 2019, so there is only minimal activity in our reported results for the ten months ended December 31, 2019.

Operating expenses excluding depreciation and amortization expense:

	For the ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Operating expenses excluding depreciation and amortization expense: Radio	$30,751	$22,827	$(7,924)	(25.8)%
Outdoor Advertising	375	9,517	9,142	N/M

Total operating expenses excluding depreciation and amortization expense	$31,126	$32,344	$1,218	3.9%

Operating expenses excluding depreciation and amortization expense for our radio division decreased, despite two additional months of results in the current year. Our largest outdoor concert, Summer Jam, is held annually in June, but due to the COVID-19 pandemic, it was cancelled in 2020. Therefore, we did not incur the costs of producing the event for the year ended December 31, 2020. Expenses also declined due to lower payroll costs in the second quarter as a result of the Loan Proceeds Participation Agreement with Emmis, and cost reductions put in place in response to the decline in revenues caused by the COVID-19 pandemic. We acquired two outdoor advertising businesses principally located in Southern Georgia and Eastern Kentucky on December 13, 2019, so there is only minimal activity in our reported results for the ten months ended December 31, 2019.

Corporate expenses excluding depreciation and amortization expense:

	For the ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Corporate expenses excluding depreciation and amortization expense	$4,303	$4,338	$35	0.8%

Corporate expenses excluding depreciation and amortization expense for the ten months ended December 31, 2019, mostly relate to nonrecurring transaction costs associated with the acquisition of a controlling interest in the Company from Emmis in November 2019 and two outdoor advertising businesses in December 2019. Corporate expenses excluding depreciation and amortization expense for the year ended December 31, 2020, principally consist of the costs associated with being a public company, corporate staff to oversee the outdoor advertising business, and management fees paid to Emmis.

Depreciation and amortization:

	For ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Depreciation and amortization:
Radio	$980	$893	$(87)	(8.9)%
Outdoor Advertising	100	3,188	3,088	N/M

Total depreciation and amortization	$1,080	$4,081	$3,001	277.9%

Radio depreciation and amortization expense decreased due to a number of assets becoming fully depreciated during the year ended December 31, 2020. We acquired two outdoor advertising businesses principally located in Southern Georgia and Eastern Kentucky on December 13, 2019, so there is only minimal activity in our reported results for the ten months ended December 31, 2019.

Loss on disposal of assets:

	For ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Loss on disposal of assets
Radio	$—	$—	$—	N/A
Outdoor Advertising	—	197	197	N/A

Loss on disposal of assets	$—	$197	$(197)	N/A

Loss on disposal of assets for the year ended December 31, 2020, relates to the disposal of various billboard structures in the ordinary course of business.

Operating income (loss):

	For the ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Operating income (loss):
Radio	$8,310	$2,300	$(6,010)	(72.3)%
Outdoor Advertising	284	339	55	N/M
Corporate	(4,303)	(4,338)	(35)	0.8%

Total operating income (loss)	$4,291	$(1,699)	$(5,990)	(139.6)%

Despite having two additional months of results in the current year, operating income decreased due to the impact of the COVID-19 pandemic.

Interest expense:

	For the ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Interest expense	$(821)	$(9,493)	$8,672	N/M

During the quarter ended December 31, 2019, the Company entered into numerous debt instruments to finance SG Broadcasting’s acquisition of a controlling interest in the Company from Emmis in November 2019 and two outdoor advertising businesses in December 2019. These debt instruments have been outstanding for all of 2020, which caused the increase in interest expense as compared to the ten months ended December 31, 2019.

Provision for income taxes:

	For the ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Provision for income taxes	$1,522	$15,561	$14,039	922.4%

During the year ended December 31, 2020, as a result of a sharp deterioration of business activity related to the COVID-19 pandemic, the Company concluded that it was more likely than not that it would be unable to realize its deferred tax assets and recorded an $18.8 million valuation allowance against these assets.

Consolidated net income (loss):

	For the ten months ended December 31, 2019	For the year ended December 31, 2020	$ Change	% Change
	(As reported, amounts in thousands)
Consolidated net income (loss)	$1,948	$(26,753)	$(28,701)	(1473.4)%

Consolidated net income decreased primarily due to a decline in operating income, an increase in interest expense and an increase in the provision for income taxes, each as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

Senior secured term loan agreement

On November 25, 2019, the Company entered into a $50.0 million, five-year senior secured term loan agreement (the “Senior Credit Facility”) with GACP Finance Co., LLC, a Delaware limited liability company, as administrative agent and collateral agent. The Senior Credit Facility provides for initial borrowings of up to $50.0 million, of which net proceeds of $48.3 million after debt discount of $1.7 million, were paid concurrently to Emmis in connection with SG Broadcasting’s acquisition of a controlling interest in the Company, as well as one tranche of additional borrowings of $25.0 million. The Senior Credit Facility bears interest at a rate equal to the London Interbank Offered Rate (“LIBOR”), plus 7.5%, with a 2.0% LIBOR floor. The Senior Credit Facility requires interest payments on the first business day of each calendar month, and quarterly payments on the principal in an amount equal to one and one quarter percent of the initial aggregate principal amount are due on the last day of each calendar quarter. The Senior Credit Facility includes covenants pertaining to, among other things, the ability to incur indebtedness, restrictions on the payment of dividends, minimum Liquidity (as defined in the Senior Credit Facility) of $2.0 million for the period from the effective date until November 25, 2020, $2.5 million for the period from November 26, 2020 until November 25, 2021, and $3.0 million for the period thereafter, collateral maintenance, minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) of 1.10:1.00, and other customary restrictions. The Company borrowed $23.4 million of the remaining available borrowings to fund the Fairway Acquisition on December 13, 2019. Proceeds received were $22.6 million, net of a debt discount of $0.8 million.

Amendment No.1 to senior secured term loan agreement

On February 28, 2020, the Company entered into Amendment No. 1 to its Senior Credit Facility, in order to, among other things, increase the maximum aggregate principal amount issuable under the SG Broadcasting Promissory Note to $10.3 million.

Amendment No.2 to senior secured term loan agreement

On March 27, 2020, the Company entered into Amendment No. 2 (“Amendment No. 2”) to its Senior Credit Facility, in order to, among other things, (i) reduce the required Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) to 1.00x from June 30, 2020 to December 31, 2020, (ii) reduce the minimum Liquidity (as defined in the Senior Credit Facility) requirement to $1.0 million through September 30, 2020, (iii) permit equity contributions and loans during calendar year 2020 under the SG Broadcasting Promissory Note and any amendments thereto to count toward Consolidated EBITDA (as defined in the Senior Credit Facility) for purposes of the Consolidated Fixed Charge Coverage Ratio calculation, and (iv) increase the maximum aggregate principal amount issuable under the Second Amended and Restated SG Broadcasting Promissory Note (as defined below) from $10.3 million to $20.0 million. In connection with Amendment No. 2, the Company incurred an amendment fee of approximately $0.2 million, which was added to the principal amount of the Senior Credit Facility then outstanding.

Amendment No.3 to senior secured term loan agreement

On August 28, 2020, the Company entered into Amendment No. 3 (“Amendment No. 3”) to its Senior Credit Facility, in order, among other things, (i) to modify certain provisions relating to the repayment of the Term Loan (as defined in the Senior Credit Facility) such that no quarterly payments shall be required beginning with the fiscal quarter ending September 30, 2020 through and including the fiscal quarter ending June 30, 2021 and (ii) to suspend the testing of the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) from July 1, 2020 through and including June 30, 2021. In connection with Amendment No. 3, the Company incurred an amendment fee of approximately $0.1 million, which was added to the principal amount of the Senior Credit Facility then outstanding.

Amendment No.4 to senior secured term loan agreement

On May 19, 2021, the Company entered into Amendment No. 4 to its Senior Credit Facility. Under the terms of Amendment No. 4:

•

SG Broadcasting agreed to contribute up to $7.0 million to the Company in the form of subordinated debt, with $3.0 million contributed at closing, $1.0 million to be contributed by June 1, 2021, and up to an additional $3.0 million to be contributed through June 30, 2022, if necessary, to satisfy certain conditions described in Amendment No. 4;

•	the Company made a principal payment of $3.0 million to reduce borrowings outstanding under the Senior Credit Facility;

•	no quarterly scheduled principal payments are required through and including the quarter ending March 31, 2022;

•

the Minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) was reduced to 1.00:1.00 from April 1, 2020 through and including December 31, 2022, with it increasing to 1.10:1.00 on and after January 1, 2023;

•

for purposes of calculating compliance with the Minimum Consolidated Fixed Charge Coverage Ratio, Consolidated EBITDA (as defined in the Senior Credit Facility) includes certain amounts contributed by SG Broadcasting in the form of subordinated debt or equity, including those described above;

•

for purposes of calculating the Company’s borrowing base under the Senior Credit Facility, the multiple applied to Billboard Cash Flow (as defined in the Senior Credit Facility) increased from 3.5 to 5.0 and the advance rate applied to the radio stations’ FCC licenses increased from 60% to 70%;

•

at any time the multiple applied to Billboard Cash Flow exceeds 3.5 or the advance rate applied to the radio stations’ FCC licenses exceeds 60%, an incremental annual interest rate of 1% applies and is paid in kind monthly;

•	certain specified events of default were waived; and

•	an amendment fee of $0.4 million was paid in cash.

Emmis Convertible Promissory Note

On November 25, 2019, as part of the consideration owed to Emmis in connection with SG Broadcasting’s acquisition of a controlling interest in the Company, the Company issued to Emmis the Emmis Convertible Promissory Note in the amount of $5.0 million. The Emmis Convertible Promissory Note carries interest at a base rate equal to the interest on any senior credit facility, or if no senior credit facility is outstanding, of 6.0%, plus an additional 1.0% on any payment of interest in kind and, without regard to whether the Company pays such interest in kind, an additional increase of 1.0% following the second anniversary of the date of issuance and additional increases of 1.0% following each successive anniversary thereafter. Because the Senior Credit Facility prohibits the Company from paying interest in cash on the Emmis Convertible Promissory Note, the Company accrues interest using the rate applicable for interest paid in kind. The Emmis Convertible Promissory Note is convertible, in whole or in part, into MediaCo Class A common stock at the option of Emmis beginning six months after issuance and at a strike price equal to the thirty day volume weighted average price of the MediaCo Class A common stock on the date of conversion. The Emmis Convertible Promissory Note matures on November 25, 2024.

SG Broadcasting Promissory Note and amendments thereto

On November 25, 2019, the Company issued the SG Broadcasting Promissory Note, a subordinated convertible promissory note payable by the Company to SG Broadcasting, in return for which SG Broadcasting contributed to MediaCo $6.3 million for working capital and general corporate purposes. The SG Broadcasting Promissory Note carries interest at a base rate equal to the interest on any senior credit facility, or if no senior credit facility is outstanding, of 6.0%, and an additional increase of 1.0% following the second anniversary of the date of issuance and additional increases of 1.0% following each successive anniversary thereafter. The SG Broadcasting Promissory Note matures on May 25, 2025. Additionally, interest under the SG Broadcasting Promissory Note is payable in kind through maturity, and is convertible into MediaCo Class A common stock at the option of SG Broadcasting beginning six months after issuance and at a strike price equal to the thirty day volume weighted average price of the MediaCo Class A common stock on the date of conversion.

On February 28, 2020, the Company and SG Broadcasting amended and restated the SG Broadcasting Promissory Note such that the maximum aggregate principal amount issuable under the note was increased from $6.3 million to $10.3 million. Also on February 28, 2020, SG Broadcasting loaned an additional $2.0 million to the Company pursuant to the amended note for working capital purposes.

On March 27, 2020, the Company and SG Broadcasting further amended and restated the SG Broadcasting Promissory Note (the “Second Amended and Restated SG Promissory Note”) such that the maximum aggregate principal amount issuable under the note was increased from $10.3 million to $20.0 million. On March 27, 2020, SG Broadcasting loaned an additional $3.0 million to the Company pursuant to the Second Amended and Restated SG Promissory Note for working capital purposes.

On August 28, 2020, SG Broadcasting loaned an additional $8.7 million to the Company pursuant to the Second Amended and Restated SG Promissory Note for working capital purposes.

On September 30, 2020, SG Broadcasting loaned an additional $0.3 million to the Company pursuant to an additional SG Broadcasting Promissory Note for working capital purposes.

On May 19, 2021, the Company issued to SG Broadcasting a subordinated convertible promissory note (the “May 2021 SG Broadcasting Promissory Note”), in return for which SG Broadcasting contributed $3.0 million to the Company to make the prepayment of Senior Credit Facility debt required under Amendment No. 4. Up to $7.0 million may be borrowed pursuant to the May 2021 SG Broadcasting Promissory Note. The May 2021 SG Broadcasting Promissory Note carries interest at a base rate equal to the interest on any senior credit facility, or if no senior credit facility is outstanding, of 6.0%, and an additional increase of 1.0% on November 25, 2021 and additional annual increases of 1.0% following each successive anniversary thereafter. The May 2021 SG Broadcasting Promissory Note matures on May 25, 2025 and interest is payable in kind through maturity. Subject to prior shareholder approval of the issuance of the shares, the May 2021 SG Broadcasting Promissory Note is convertible into MediaCo Class A common stock at the option of SG Broadcasting at a strike price equal to the thirty day volume weighted average price of the MediaCo Class A common stock on the date of conversion.

Series A Convertible Preferred Stock

On December 13, 2019, in connection with the Fairway Acquisition, the Company issued to SG Broadcasting 220,000 shares of MediaCo Series A Convertible Preferred Stock. The MediaCo Series A Convertible Preferred Stock ranks senior in preference to the MediaCo Class A common stock, MediaCo Class B common stock, and the MediaCo Class C common stock. Pursuant to our Articles of Amendment, the ability of the Company to make distributions with respect to, or make a liquidation payment on, any other class of capital stock in the Company designated to be junior to, or on parity with, the MediaCo Series A Convertible Preferred Stock, will be subject to certain restrictions, including that (i) the MediaCo Series A Convertible Preferred Stock shall be entitled to receive the amount of dividends per share that would be payable on the number of whole common shares of the Company into which each share of MediaCo Series A Convertible Preferred Stock could be converted when such conversion becomes active, and (ii) the MediaCo Series A Convertible Preferred Stock, upon any liquidation, dissolution or winding up of the Company, shall be entitled to a preference on the assets of the Company. Issued and outstanding shares of MediaCo Series A Convertible Preferred Stock shall accrue cumulative dividends, payable in kind, at an annual rate equal to the interest rate on any senior credit facility of the Company, or if no senior debt is outstanding, 6.0%, plus additional increases of 1.0% on December 12, 2020 and each anniversary thereof.

Other liquidity matters

As part of the acquisition of SG Broadcasting’s controlling interest in the Company from Emmis on November 25, 2019, Emmis retained the working capital of the stations, but the Company was permitted to collect and use, for a period of nine months, the first $5.0 million of net working capital attributable to the stations as of the closing date. This amount was paid to Emmis during the three months ended September 30, 2020.

On April 22, 2020, MediaCo and Emmis entered into a certain Loan Proceeds Participation Agreement (the “LPPA”) pursuant to which (i) Emmis agreed to use certain of the proceeds of the loan Emmis received pursuant to the Paycheck Protection Program (“PPP”) under Division A, Title I of the CARES Act to pay certain wages of employees leased to MediaCo pursuant to the Employee Leasing Agreement, between Emmis and MediaCo, (ii) Emmis agreed to waive up to $1.5 million in reimbursement obligations of MediaCo to Emmis under the Employee Leasing Agreement to the extent that the PPP Loan is forgiven, and (iii) MediaCo agreed to promptly pay Emmis an amount equal to 31.56% of the amount of the PPP Loan, if any, that Emmis is required to repay, up to the amount of the reimbursement obligations forgiven under (ii) above. Standard General L.P., on behalf of all of the funds for which it serves as an investment advisor, agreed to guaranty MediaCo’s obligations under the LPPA. As of the date of these financial statements, Emmis believes that the loan will be forgiven as Emmis believes it has spent the proceeds on qualifying expenditures. Accordingly, $1.5 million of leased employee expense was waived by Emmis during the year ended December 31, 2020.

SOURCES OF LIQUIDITY

Our primary sources of liquidity are cash provided by operations and cash available through borrowings under the SG Broadcasting Promissory Note. Our primary uses of capital have been, and are expected to continue to be, capital expenditures, working capital, debt service requirements and acquisitions.

At December 31, 2020 we had cash and cash equivalents of $4.2 million and net working capital of $4.4 million. At December 31, 2019, we had cash and cash equivalents of $2.1 million and net working capital of ($4.7) million. The increase in working capital is largely due to the decrease in accounts payable and accrued expenses as working capital amounts due to Emmis as of December 31, 2019, were paid during the year ended December 31, 2020. This was principally financed with additional borrowings.

Operating Activities

Cash flows provided by operating activities were $3.6 million for the ten months ended December 31, 2019 versus cash flows used in operating activities of $9.6 million for the year ended December 31, 2020. The decrease in cash flows provided by operating activities was mostly attributable to a decline in revenues as a result of the COVID-19 pandemic, increased interest expense when compared to the prior period, and the payment of working capital amounts due to Emmis during the year ended December 31, 2020.

Investing Activities

Cash flows used in investing activities of $0.4 million for the year ended December 31, 2020, was attributable to capital expenditures.

Cash flows used in investing activities of $43.2 million for the ten months ended December 31, 2019 consisted of $43.1 million used to purchase Fairway Outdoor and $0.1 million used for capital expenditures.

Financing Activities

Cash provided by financing activities of $12.1 million for the year ended December 31, 2020, primarily consisted of proceeds of debt of $12.2 million, net of debt payments.

Cash provided by financing activities of $41.7 million for the ten months ended December 31, 2019 primarily consisted of proceeds of debt of $29.4 million and proceeds from the issuance of stock of $22.0 million. This was partially offset by net transactions with Emmis of $6.3 million and payments of debt related costs of $2.5 million.

As of December 31, 2020, MediaCo had outstanding $71.0 million of borrowings under the Senior Credit Facility, of which $1.8 million was current. As of December 31, 2020, the borrowing rate under our Senior Credit Facility was 9.5%.

Additionally, MediaCo had $5.5 and $21.4 million of promissory notes outstanding at December 31, 2020 to Emmis and SG Broadcasting, respectively, all of which is classified as long term debt.

As a result of the amendments discussed above, as of May 21, 2021, MediaCo had outstanding $68.0 million of borrowings under the Senior Credit Facility, none of which is current. As of May 21, 2021, the borrowing rate under our senior credit facility is 9.5%. The debt service requirements of MediaCo over the next twelve-month period are expected to be $6.6 million related to our Senior Credit Facility (all related to interest payments as principal repayments have been suspended until June 2022 as part of Amendment No.4 to the senior secured term loan agreement). The Senior Credit Facility bears interest at a variable rate. The Company has estimated interest payments by using the amounts outstanding as of May 21, 2021 and then-current interest rates. Additionally, as a result of the issuance of the May 2021 SG Broadcasting Promissory Note, the total amount of promissory notes outstanding to SG Broadcasting is $24.4 million. There are no debt service requirements over the next twelve months for either the Emmis Convertible Promissory Note or the SG Broadcasting Promissory Notes.

As part of our business strategy, we continually evaluate potential acquisitions of businesses that we believe hold promise for long-term appreciation in value and leverage our strengths. However, our Senior Credit Facility substantially limits our ability to make acquisitions.

INTANGIBLES

As of December 31, 2020, approximately 43% of our total assets consisted of FCC licenses. In the case of our radio stations, we would not be able to operate the properties without the related FCC license for each property. FCC licenses are renewed every eight years; consequently, we continually monitor the activities of our stations for compliance with regulatory requirements. Historically, all of our FCC licenses have been renewed (or a waiver has been granted pending renewal) at the end of their respective eight-year periods, and we expect that all of our FCC licenses will continue to be renewed in the future.

SEASONALITY

Our results of operations are usually subject to seasonal fluctuations, which result in higher second quarter revenues and operating income. For our radio operations, this seasonality is largely due to the timing of our largest concert in June of each year. Results are typically lowest in the first calendar quarter.

INFLATION

The impact of inflation on operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on operating results, particularly since our Senior Credit Facility is comprised entirely of variable-rate debt.

OFF-BALANCE SHEET FINANCINGS AND LIABILITIES

Other than legal contingencies incurred in the normal course of business, and contractual commitments to purchase goods and services, all of which are discussed in Note 12 to the consolidated and combined financial statements, which is incorporated by reference herein, the Company does not have any material off-balance sheet financings or liabilities. The Company does not have any majority-owned and controlled subsidiaries that are not included in the consolidated and combined financial statements, nor does the Company have any interests in or relationships with any “special-purpose entities” that are not reflected in the consolidated and combined financial statements or disclosed in the Notes to Consolidated and Combined Financial Statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of MediaCo Holding Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MediaCo Holding Inc. and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated and combined statements of operations, changes in equity, and cash flows for the year ended December 31, 2020 and the ten-months ended December 31, 2019, and the related notes (collectively referred to as the “consolidated and combined financial statements”). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the ten-months ended December 31, 2019 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The Company’s Ability to Continue as a Going Concern

Since the date of completion of our audit of the accompanying consolidated and combined financial statements and initial issuance of our report thereon dated March 30, 2021, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Notes 1, 6 and 16, has completed an amendment of its Senior Credit Facility which includes a commitment from SG Broadcasting to contribute up to $7 million in the form of a subordinated convertible promissory note. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Indianapolis, IN

March 30, 2021, except for Notes 1, 6, and 16, as to which the date is May 21, 2021

MEDIACO HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the ten months December 31, 2019	For the year ended December 31, 2020
NET REVENUES	$40,800	$39,261
OPERATING EXPENSES:
Operating expenses excluding depreciation and amortization expense	31,126	32,344
Corporate expenses	4,303	4,338
Depreciation and amortization	1,080	4,081
Loss on disposal of assets	—	197

Total operating expenses	36,509	40,960

OPERATING INCOME (LOSS)	4,291	(1,699)

OTHER EXPENSE:
Interest expense	(821)	(9,493)

Total other expense	(821)	(9,493)

INCOME (LOSS) BEFORE INCOME TAXES	3,470	(11,192)
PROVISION FOR INCOME TAXES	1,522	15,561

CONSOLIDATED NET INCOME (LOSS)	1,948	(26,753)
PREFERRED STOCK DIVIDENDS	110	2,148

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,838	$(28,901)

Basic and diluted net income (loss) per share attributable to common shareholders:	$0.80	$(4.07)
Basic and diluted weighted average common shares outstanding	2,298	7,094

The accompanying notes to consolidated and combined financial statements are an integral part of these statements.

MEDIACO HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	DECEMBER 31,	DECEMBER 31,
	2019	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,083	$4,171
Accounts receivable, net of allowance for doubtful accounts of $157 and $503, respectively	11,101	8,508
Prepaid expenses	1,111	1,247
Other	1,798	1,274

Total current assets	16,093	15,200

PROPERTY AND EQUIPMENT:
Land and buildings	1,660	1,669
Leasehold improvements	8,483	8,479
Broadcasting equipment	5,956	5,927
Outdoor advertising structures	27,425	26,390
Office equipment, computer equipment, software and automobiles	2,312	2,210
Construction in progress	—	37

	45,836	44,712
Less-accumulated depreciation and amortization	14,273	17,062

Total property and equipment, net	31,563	27,650

INTANGIBLE ASSETS:
Indefinite lived intangibles	63,996	63,999
Goodwill	11,424	13,102
Other intangibles	5,184	5,060

	80,604	82,161
Less-accumulated amortization	1,655	2,944

Total intangible assets, net	78,949	79,217

OPERATING LEASE RIGHT-OF-USE ASSETS	26,339	23,953
OTHER ASSETS:
Deferred tax assets	13,863	—
Deposits and other	359	331

Total other assets	14,222	331

Total assets	$167,166	$146,351

The accompanying notes to consolidated and combined financial statements are an integral part of these statements.

MEDIACO HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – (CONTINUED)

(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	DECEMBER 31,	DECEMBER 31,
	2019	2020
LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$11,184	$2,557
Current maturities of long-term debt	3,672	1,836
Accrued salaries and commissions	728	709
Deferred revenue	1,688	1,535
Operating lease liabilities	3,161	3,573
Other	346	549

Total current liabilities	20,779	10,759
LONG-TERM DEBT, NET OF CURRENT PORTION	77,668	93,918
OPERATING LEASE LIABILITIES, NET OF CURRENT	22,983	20,176
ASSET RETIREMENT OBLIGATION	5,623	6,316
DEFERRED INCOME TAXES	—	1,711
OTHER NONCURRENT LIABILITIES	239	221

Total liabilities	127,292	133,101
COMMITMENTS AND CONTINGENCIES (NOTE 12)
SERIES A CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK, $0.01 PAR VALUE, 10,000,000 SHARES AUTHORIZED; 220,000 SHARES ISSUED AND OUTSTANDING	22,110	24,258
SHAREHOLDERS’ EQUITY (DEFICIT):
Net parent company investment	—	—
Class A common stock, $0.01 par value; authorized 170,000,000 shares; issued and outstanding 1,666,667 shares and 1,785,880 shares at December 31, 2019 and 2020, respectively	17	18
Class B common stock, $0.01 par value; authorized 50,000,000 shares; issued and outstanding 5,359,753 shares and 5,413,197 shares at December 31, 2019 and 2020, respectively	54	54
Class C common stock, $0.01 par value; authorized 30,000,000 shares; none issued	—	—
Additional paid-in capital	20,644	20,772
Accumulated deficit	(2,951)	(31,852)

Total equity (deficit)	17,764	(11,008)

Total liabilities and equity (deficit)	$167,166	$146,351

The accompanying notes to consolidated and combined financial statements are an integral part of these statements.

MEDIACO HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY

FOR THE TEN MONTHS ENDED DECEMBER 31, 2019 AND YEAR ENDED DECEMBER 31, 2020

(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	APIC	Net Parent Investment	Accumulated Deficit	Total
BALANCE, FEBRUARY 28, 2019	—	$—	—	$—	$—	$77,478	$—	$77,478

Net income (loss)	—	—	—	—	—	4,789	(2,841)	1,948
Net distributions to Emmis Communications Corp.	—	—	—	—	—	(8,349)	—	(8,349)
Allocated charges funded by Emmis Communications Corp.	—	—	—	—	—	2,193	—	2,193
Transaction adjustments from transactions amongst shareholders (1)	1,666,667	17	5,359,753	54	20,644	(76,111)	—	(55,396)
Preferred stock dividends	—	—	—	—	—	—	(110)	(110)

BALANCE, DECEMBER 31, 2019	1,666,667	$17	5,359,753	$54	$20,644	$—	$(2,951)	$17,764

Net loss	—	—	—	—	—	—	(26,753)	(26,753)
Adjustments relating to distribution of common shares	16,596	—	53,444	—	—	—	—	—
Issuance of class A to employees, officers and directors	102,617	1	—	—	128	—	—	129
Preferred stock dividends	—	—	—	—	—	—	(2,148)	(2,148)

BALANCE, DECEMBER 31, 2020	1,785,880	$18	5,413,197	$54	$20,772	$—	$(31,852)	$(11,008)

(1)	See Note 1 for further discussion.

The accompanying notes to consolidated and combined financial statements are an integral part of these statements.

MEDIACO HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	For the ten months December 31, 2019	For the year ended December 31, 2020
OPERATING ACTIVITIES:
Consolidated net income (loss)	$1,948	$(26,753)
Adjustments to reconcile net income to net cash provided by operating activities–
Noncash accretion of asset retirement obligations	33	726
Noncash lease expense	1,820	2,852
Amortization of deferred financing costs, including original issue discount	50	590
Depreciation and amortization	1,080	4,081
Interest paid-in-kind	—	1,684
Provision for bad debts	140	543
Change in deferred income taxes	1,211	15,561
Noncash compensation	219	129
Loss on sale of assets	—	197
Changes in assets and liabilities–
Accounts receivable	(1,679)	1,896
Prepaid expenses and other current assets	(797)	416
Other assets	(307)	(331)
Accounts payable and accrued liabilities	1,624	(8,761)
Deferred revenue	(371)	(146)
Income taxes	311	—
Other liabilities	(1,669)	(2,327)

Net cash provided by (used in) operating activities	3,613	(9,643)

INVESTING ACTIVITIES:
Purchases of property and equipment	(89)	(409)
Purchase of Fairway Outdoor	(43,108)	—

Net cash used in investing activities	(43,197)	(409)

FINANCING ACTIVITIES:
Net transactions with Emmis Communications Corp.	(6,280)	—
Payments on long-term debt	(918)	(1,836)
Proceeds from long-term debt	29,352	14,000
Proceeds of stock issuances	22,000	—
Payments for debt related costs	(2,487)	(24)

Net cash provided by financing activities	41,667	12,140

INCREASE IN CASH AND CASH EQUIVALENTS	2,083	2,088
CASH AND CASH EQUIVALENTS:
Beginning of period	—	2,083

End of period	$2,083	$4,171

SUPPLEMENTAL DISCLOSURES:
Cash paid for –
Interest	$606	$7,067
Noncash financing transactions –
Consideration received by Emmis Communications Corporation as a result of the Transaction described in Note 1 to the accompanying consolidated and combined financial statements	105,339	—
Value of stock issued to employees under stock compensation program		129
Noncash debt-related costs		281

The accompanying notes to consolidated and combined financial statements are an integral part of these statements.

MEDIACO HOLDING INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS UNLESS INDICATED OTHERWISE)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

MediaCo Holding Inc. (“MediaCo” or the “Company”) is an Indiana corporation formed in 2019 by Emmis Communications Corporation (“Emmis”) to facilitate the sale of a controlling interest in Emmis’ radio stations WQHT-FM and WBLS-FM (the “Stations”) to SG Broadcasting LLC (“SG Broadcasting”), an affiliate of Standard General L.P. (“Standard General”) pursuant to an agreement entered into on June 28, 2019. The sale (the “Transaction”) closed on November 25, 2019. On November 26, 2019, the Company’s Form 10 was declared effective and the Company became subject to SEC periodic filing requirements. As of December 31, 2019, all of the Company’s Class A common stock was held by Emmis and all the Company’s Class B common stock was held by SG Broadcasting. On January 17, 2020, Emmis distributed the Class A common stock pro rata to Emmis’ shareholders, making MediaCo a publicly traded company listed on the Nasdaq Capital Market.

Unless the context otherwise requires, references to “we”, “us” and “our” refer to MediaCo after giving effect to the contribution of the Stations by Emmis, as well as to the Stations while they were wholly owned by Emmis. Prior to November 25, 2019, MediaCo had not conducted any business as a separate company and had no assets or liabilities. The operations of the Stations contributed to us by Emmis on November 25, 2019, are presented as if they were our operations for all historical periods described and at the carrying value of such assets and liabilities reflected in Emmis’ books and records.

On December 9, 2019, the Company’s Board approved the assumption from an affiliate of SG Broadcasting of an agreement to purchase FMG Valdosta, LLC and FMG Kentucky, LLC (“Fairway Outdoor”) from Fairway Outdoor Advertising Group, LLC (the “Fairway Acquisition”). Closing of the transaction occurred on December 13, 2019. FMG Valdosta, LLC and FMG Kentucky, LLC are outdoor advertising businesses that operate advertising displays principally across Kentucky, West Virginia, Florida and Georgia.

Our assets consist of two radio stations, WQHT-FM and WBLS-FM, which serve the New York City metropolitan area, as well as approximately 3,500 advertising structures in the Southeast (Valdosta) region and Mid-Atlantic (Kentucky) region of the United States. We derive our revenues primarily from radio and outdoor advertising sales, but we also generate revenues from events, including sponsorships and ticket sales.

On October 25, 2019, in order to more closely align our operations and internal controls with standard market practice, our Board of Directors approved the change in our fiscal year end from the last day in February to December 31. The result is that the comparative period of this report covers the ten-month period March 1, 2019 to December 31, 2019. A comparative, unaudited income statement for the year ended December 31, 2019 is presented below.

For the Year Ended December 31, 2019 (unaudited)
NET REVENUES	$45,834
OPERATING EXPENSES:
Operating expenses excluding depreciation and amortization expense	35,606
Corporate expenses	4,303
Depreciation and amortization	1,352

Total operating expenses	41,261

OPERATING INCOME	4,573

OTHER EXPENSE:
Interest expense	(821)

Total other expense	(821)

INCOME BEFORE INCOME TAXES	3,752
PROVISION FOR INCOME TAXES	1,646

CONSOLIDATED NET INCOME	2,106
PREFERRED STOCK DIVIDENDS	110

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,996

NET INCOME PER SHARE- BASIC AND DILUTED	0.91
WEIGHTED AVERAGE SHARES OUTSTANDING- BASIC AND DILUTED	2,195,300

Basis of Presentation and Combination

Our Consolidated and Combined Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments necessary for fair presentation (including normal recurring adjustments) have been included.

For the period from March 1, 2019 through November 25, 2019 of the ten months ended December 31, 2019, MediaCo was 100% owned by Emmis. Our financial statements for these periods are derived from the books and records of Emmis and were carved-out from Emmis at a carrying value reflective of historical cost in Emmis’ records. Our historical combined financial results include an allocation of expense related to certain Emmis corporate functions, including executive oversight, legal, finance, human resources, and information technology. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount and other measures. We consider this expense allocation methodology and results thereof to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for all periods presented. It is impracticable to estimate what the standalone costs of MediaCo would have been in the historical periods.

The equity balance in the consolidated and combined financial statements prior to the Transaction represents the excess of total assets over total liabilities. All transactions between the Stations and Emmis were considered to be effectively settled in the consolidated and combined financial statements at the time the intercompany transaction was recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated and combined statements of cash flow as a financing activity and in the consolidated and combined statements of changes in equity as net parent company investment.

Upon consummation of the Transaction, the debt which the Company assumed in connection with transactions between shareholders was recorded to equity, and the total amount of net parent company investment was reclassified to additional paid in capital in the accompanying consolidated and combined financial statements.

In connection with the Transaction, the Company recorded deferred tax assets associated with the difference between the book basis and the tax basis of the Stations’ assets. The Company also eliminated certain tax accounts of the Stations from historical periods prior to the Transaction. These adjustments are included as transaction adjustments in the accompanying consolidated and combined statements of changes in equity and resulted in a net increase to equity of $8.4 million as of the Transaction date.

Going Concern

In accordance with Accounting Standards Update 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company is required to evaluate whether there is substantial doubt about its ability to continue as a going concern each reporting period, including interim periods.

In evaluating the Company’s ability to continue as a going concern, management evaluated the conditions and events that could raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements were issued (May 21, 2021). Management considered the Company’s current projections of future cash flows, current financial condition, sources of liquidity and debt obligations due on or before May 21, 2022 and believes it has the ability to meet its obligations for at least one year from the date of issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Allocation Policies

The following allocation policies were established by management of Emmis. Unless otherwise noted, these policies were consistently applied in the historical financial statements. In the opinion of management, the methods for allocating these costs were reasonable. It is not practicable to estimate the costs that would have been incurred by us if we had been operated on a stand-alone basis.

(i) Specifically Identifiable Operating Expenses

Costs which related entirely to the operations of the Stations were attributed entirely to the Stations. These expenses consisted of costs of personnel who are 100% dedicated to the operations of the Stations, all costs associated with locations that conducted only the business of the Stations and amounts paid to third parties for services rendered to the Stations. In addition, any costs incurred by Emmis, which were specifically identifiable to the operations of the Stations, were attributed to the Stations.

(ii) Shared Operating Expenses

Emmis incurred the cost of certain corporate general and administrative services and shared services that benefited all of its entities, including the Stations. These shared services included radio executive management, legal, accounting, information services, telecommunications, human resources, insurance, and intellectual property compliance and maintenance. These costs were allocated to the Stations based on one of the following allocation methods: (1) percentage of Company revenues, (2) percentage of Company’s radio revenues, (3) headcount, and (4) pro rata portion based on the number of stations owned by Emmis. Management determined which allocation method was appropriate based on the nature of the shared service being provided.

(iii) Taxes

The Stations’ allocated share of the consolidated Emmis federal tax provision was determined using the separate return method. Under the separate return method, tax expense or benefit was calculated as if the Stations were subject to their own tax returns. State income taxes generally were allocated in a similar manner. Deferred tax assets and liabilities were determined based on differences between the financial reporting and tax bases of assets and liabilities carried by the Stations, and were measured using the enacted tax rates that are expected to be in effect in the period in which these differences were expected to reverse. The principal components of deferred taxes related to tax amortization of indefinite-lived intangibles, namely FCC licenses, which are not amortized (but subject to impairment testing) for financial reporting purposes.

(iv) Allocated Charges

Allocations of Emmis’ costs were included in the combined condensed statements of operations of the Stations as follows:

	For the Ten Months Ended December 31, 2019	For the Year Ended December 31, 2020
Station operating expenses, excluding depreciation and amortization expense	$1,903	$—
Noncash compensation	219	—

Allocated charges from Emmis	$2,122	$—

Revenue Recognition

The Company generates revenue from the sale of services and products including, but not limited to: (i) on-air commercial broadcast time, (ii) non-traditional revenues including event-related revenues and event sponsorship revenues, (iii) digital advertising, and (iv) outdoor advertising. Payments received from advertisers before the performance obligation is satisfied are recorded as deferred revenue. Substantially all deferred revenue is recognized within twelve months of the payment date. We do not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Advertising revenues presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees, usually at a rate of 15% of gross revenues.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is recorded based on management’s judgment of the collectability of receivables. When assessing the collectability of receivables, management considers, among other things, historical loss experience and existing economic conditions. Amounts are written off after all normal collection efforts have been exhausted. The activity in the allowance for doubtful accounts for the ten months ended December 31, 2019 and the year ended December 31, 2020 was as follows:

	Balance At Beginning Of Period	Provision	Write-Offs	Balance At End Of Period
Ten months ended December 31, 2019	$198	140	(181)	$157
Year ended December 31, 2020	$157	543	(197)	$503

Cash and Cash Equivalents

MediaCo considers time deposits, money market fund shares and all highly liquid debt investment instruments with original maturities of three months or less to be cash equivalents. At times, such deposits may be in excess of FDIC insurance limits.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets, which are 30 to 39 years for buildings, the shorter of economic life or expected lease term for leasehold improvements, five to seven years for broadcasting equipment, five years for automobiles, office equipment and computer equipment, 15 years for advertising structures, and three to five years for software. Maintenance, repairs and minor renewals are expensed as incurred; improvements are capitalized. On a continuing basis, the Company reviews the carrying value of property and equipment for impairment. If events or changes in circumstances were to indicate that an asset carrying value may not be recoverable, a write-down of the asset would be recorded through a charge to operations. See below for more discussion of impairment policies related to our property and equipment. Depreciation expense for the ten months ended December 31, 2019 and year ended December 31, 2020 was $0.8 million, and $2.8 million, respectively.

Intangible Assets and Goodwill

Indefinite-lived Intangibles and Goodwill

Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired. In accordance with ASC Topic 350, “ Intangibles—Goodwill and Other,” goodwill, radio broadcasting licenses, and tradenames are not amortized, but are tested at least annually for impairment at the reporting unit level and unit of accounting level, respectively. We test for impairment annually, on October 1 of each year, or more frequently when events or changes in circumstances or other conditions suggest impairment may have occurred. Impairment exists when the asset carrying values exceed their respective fair values, and the excess is then recorded to operations as an impairment charge. See Note 10, Intangible Assets and Goodwill, for more discussion of our annual impairment tests performed during the ten-month period ended December 31, 2019 and year ended December 31, 2020.

Definite-lived Intangibles

The Company’s definite-lived intangible assets consist of programming agreements related to our radio business and customer relationships relating to our outdoor advertising business. These are amortized over the period of time the intangible assets are expected to contribute directly or indirectly to the Company’s future cash flows.

Advertising Costs

Advertising costs are expensed when incurred. Advertising expenses were $0.4 million for both the ten months ended December 31, 2019, and year ended December 31, 2020.

Asset Retirement Obligations

We are required to estimate our obligations upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded the cost is capitalized as part of the related advertising structure’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

The significant assumptions used in estimating the asset retirement obligation include the third-party cost of removing the asset, the cost of remediating the leased property to its original condition where required and the timing and number of lease renewals, all of which are estimated based on historical experience. The interest rate used to calculate the present value of such costs over the estimated retirement period is based on an estimated risk adjusted credit rate for the same period.

Deferred Revenue and Barter Transactions

Deferred revenue includes deferred barter and other transactions in which payments are received prior to the performance of services (e.g., cash-in-advance advertising). Barter transactions are recorded at the estimated fair value of the product or service received. Revenue from barter transactions is recognized when commercials are broadcast. The appropriate expense or asset is recognized when merchandise or services are used or received. Barter revenues for the ten months ended December 31, 2019, and year ended December 31, 2020 were $0.8 million, and $0.9 million, respectively. Barter expenses were $0.9 million for both periods.

Earnings Per Share

Our basic and diluted net loss per share is computed using the two-class method. The two-class method is an earnings allocation that determines net income per share for each class of common stock and participating securities according to their participation rights in dividends and undistributed earnings or losses. Shares of Series A preferred stock include rights to participate in dividends and distributions to common stockholders on an if-converted basis, and accordingly are considered participating securities. During periods of undistributed losses however, no effect is given to our participating securities since they are not contractually obligated to share in the losses. We did not have any participating securities for the ten-month period ended December 31, 2019, as the preferred stock only became convertible to common stock on May 25, 2020. For the ten-month period ended December 31, 2019, the Class A shares issued to Emmis at the close of the Transaction have been assumed to be outstanding for the whole ten-month period. The following is a reconciliation of basic and diluted net loss per share attributable to Class A and Class B common shareholders:

	For the Ten Months Ended December 31,	For the Year Ended December 31,
	2019	2020
Net income (loss)	$1,948	$(26,753)
Preferred dividends	110	2,148

Net income (loss) attributable to common shareholders	$1,838	$(28,901)

Basic and diluted weighted average Class A shares outstanding	1,667	1,683

Net income (loss) per share attributable to Class A shareholders	$0.80	$(4.07)

Basic and diluted weighted average Class B shares outstanding	631	5,411

Net income (loss) per share attributable to Class B shareholders	$0.80	$(4.07)

Because we have incurred a net loss for the period where the Company had potentially dilutive securities, diluted net loss per common share is the same as basic net loss per common share. The following convertible equity shares and restricted stock awards were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive. There were no potentially dilutive shares for the ten-month period ended December 31, 2019 as neither the convertible promissory notes issued to Emmis and SG Broadcasting described in Note 6, nor the Series A convertible preferred stock, were convertible until May 25, 2020. The Company did not issue any restricted stock awards until the year ended December 31, 2020.

	For the Ten Months Ended December 31,	For the Year Ended December 31,
	2019	2020
Convertible Emmis promissory note	$—	$1,370
Convertible Standard General promissory notes	—	5,308
Series A convertible preferred stock	—	6,005
Restricted stock awards	—	39

Total	$—	$12,722

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the consolidated statements of operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and amounts recorded for income tax purposes.

After determining the total amount of deferred tax assets, the Company determines whether it is more likely than not that some portion of the deferred tax assets will not be realized. If the Company determines that a deferred tax asset is not likely to be realized, a valuation allowance will be established against that asset to record it at its expected realizable value.

Long-Lived Tangible Assets

The Company periodically considers whether indicators of impairment of long-lived tangible assets are present. If such indicators are present, the Company determines whether the sum of the estimated undiscounted cash flows attributable to the assets in question is less than their carrying value. If less, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their respective fair values. Fair value is determined by discounted future cash flows, appraisals and other methods. If the assets determined to be impaired are to be held and used, the Company recognizes an impairment charge to the extent the asset’s carrying value is greater than the fair value. The fair value of the asset then becomes the asset’s new carrying value, which, if applicable, the Company depreciates or amortizes over the remaining estimated useful life of the asset.

Estimates

The Company has been actively monitoring the COVID-19 situation and its impact globally, as well as domestically and in the markets we serve. Our priority has been the safety of our employees, as well as the informational needs of the communities that we serve. Through the first few months of calendar 2020, the disease became widespread around the world, and on March 11, 2020, the World Health Organization declared a pandemic. In an effort to mitigate the continued spread of COVID-19, many federal, state and local governments have mandated various restrictions, including travel restrictions, restrictions on non-essential businesses and services, restrictions on public gatherings and quarantining of people who may have been exposed to the virus. These restrictions, in turn, caused the United States economy to decline and businesses to cancel or reduce amounts spent on advertising, negatively impacting our advertising-based businesses. Furthermore, some of our advertisers have seen a material decline in their businesses and may not be able to pay amounts owed to us when they come due. If the spread of COVID-19 continues, or is suppressed but later reemerges, and public and private entities continue to implement restrictive measures, we expect that our results of operations, financial condition and cash flows will continue to be negatively affected, the extent to which is difficult to estimate at this time.

The preparation of consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Due to the uncertain future impacts of the COVID-19 pandemic and the related economic disruptions, actual results could differ from those estimates particularly as it relates to estimates reliant on forecasts and other assumptions reasonably available to the Company. The extent to which the COVID-19 pandemic and related economic disruptions impact the Company’s business and financial results will depend on future developments including, but not limited to: (i) the continued spread, duration and severity of the COVID-19 pandemic, (ii) the occurrence, spread, duration and severity of any subsequent wave or waves of outbreaks after the initial outbreak has subsided, (iii) the actions taken by the U.S. and foreign governments to contain the COVID-19 pandemic, address its impact or respond to the reduction in global and local economic activity, (iv) the occurrence, duration and severity of a global, regional or national recession, depression or other sustained adverse market event, and (v) how quickly and to what extent normal economic and operating conditions can resume. The accounting matters assessed included, but were not limited to, allowance for doubtful accounts, our ability to realize our deferred tax assets, and the carrying value of goodwill, FCC licenses and other long-lived assets.

As discussed in Note 13, during 2020, as a result of a sharp deterioration of business activity related to the COVID-19 pandemic and the significant operating losses we incurred, we were unable to conclude that it was more likely than not that we would be able to realize our deferred tax assets; accordingly, we recorded a $18.8 million valuation allowance against these assets. The Company’s future assessment of the magnitude and duration of COVID-19, as well as other factors, could result in material changes to the estimates and material impacts to the Company’s condensed consolidated and combined financial statements in future reporting periods.

Reclassifications

Certain amounts for the ten-month period ended December 31, 2019 have been reclassified to conform to the current year presentation.

Recent Accounting Standards Updates

On March 1, 2019, the stations adopted Accounting Standard Update 2016-02, Leases, using the modified retrospective approach, applied at the beginning of the period of adoption, and we elected the package of transitional practical expedients. The adoption of this standard resulted in recording operating lease liabilities of approximately $14.9 million as of March 1, 2019, along with a corresponding right-of-use asset. The implementation of this standard did not have an impact on our consolidated and combined statements of operations. See Note 9 for more discussion of the Company’s leases.

Recent Accounting Pronouncements Not Yet Implemented

In June 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-13, Financial Instruments – Credit Losses, which introduces new guidance for an approach based on using expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale debt securities and provides a simplified accounting model for purchased financial assets with credit deterioration since their origination. Instruments in scope include loans, held-to-maturity debt securities and net investments in leases as well as reinsurance and trade receivables. This standard will be effective for us as of January 1, 2023. We are currently evaluating the impact that the adoption of the new standard will have on our consolidated and combined financial statements.

2. COMMON STOCK

MediaCo has authorized Class A common stock, Class B common stock, and Class C common stock. The rights of these three classes are essentially identical except that each share of Class A common stock has one vote with respect to substantially all matters, each share of Class B common stock has 10 votes with respect to substantially all matters, and each share of Class C common stock has no voting rights with respect to substantially all matters. At December 31, 2019 all Class A common stock outstanding was owned by Emmis. Emmis distributed all of these shares of Class A common stock to its shareholders on January 17, 2020. All Class B common stock outstanding is owned by SG Broadcasting. At December 31, 2019 and December 31, 2020, no shares of Class C common stock were issued or outstanding.

3. CONVERTIBLE PREFERRED STOCK

In connection with the Fairway Acquisition, the Company issued to SG Broadcasting 220,000 shares of MediaCo Series A Convertible Preferred Stock, par value $0.01 (the “MediaCo Series A Preferred Shares”) in exchange for a cash contribution of $22.0 million (the “SG Broadcasting Contribution”). This issuance of shares was issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended. This issuance was not a “public offering” because no more than 35 non-accredited investors received securities of the Company, the Company did not engage in general solicitation or advertising with regard to the issuance and sale of shares of MediaCo Series A Preferred Shares and the Company did not make a public offering in connection with the sale of shares of MediaCo Series A Preferred Shares.

MediaCo Series A Preferred Shares rank senior in preference to the MediaCo Class A common stock, MediaCo Class B common stock, and the MediaCo Class C common stock. Pursuant to the Articles of Amendment, the ability of the Company to make distributions with respect to, or make a liquidation payment on, any other class of capital stock in the Company designated to be junior to, or on parity with, the MediaCo Series A Preferred Shares, will be subject to certain restrictions, including that (i) the MediaCo Series A Preferred Shares shall be entitled to receive the amount of dividends per share that would be payable on the number of whole common shares of the Company into which each share of MediaCo Series A Preferred Share could be converted, and (ii) the MediaCo Series A Preferred Shares, upon any liquidation, dissolution or winding up of the Company, shall be entitled to a preference on the assets of the Company. Issued and outstanding shares of MediaCo Series A Preferred Shares shall accrue cumulative dividends, payable in kind, at an annual rate equal to the interest rate on any senior debt of the Company (see Note 6), or if no senior debt is outstanding, 6%, plus additional increases of 1% on December 12, 2020 and each anniversary thereof. On December 13, 2020, dividends of $2.1 million were paid in kind. The payment in kind increased the accrued value of the preferred stock and no additional shares were issued as part of this payment.

MediaCo Series A Preferred Shares are redeemable for cash at the option of SG Broadcasting at any time on or after June 12, 2025, and so the shares are classified outside of permanent equity. The Series A Preferred Shares are also convertible into shares of Class A common stock at the option of SG Broadcasting at any time after May 25, 2020, with the number of shares of common stock determined by dividing the original contribution, plus accrued dividends, by the 30-day volume weighted average share price of Class A common shares. On and after May 25, 2020, when the conversion option became effective, the Series A Preferred Shares became participating securities and we began calculating earnings per share using the two-class method.

4. SHARE BASED PAYMENTS

The amounts recorded as share based compensation expense consist of a restricted stock award issued to an officer that vests in three equal installments. Awards to officers are typically made pursuant to employment agreements. Restricted stock awards are granted out of the Company’s 2020 Equity Compensation Plan.

The following table presents a summary of the Company’s restricted stock grants outstanding at December 31, 2020, and restricted stock activity during the year ended December 31, 2020 (“Price” reflects the weighted average share price at the date of grant):

	Awards	Price
Grants outstanding, beginning of period	—	$—
Granted	102,617	5.41

Grants outstanding, end of period	102,617	5.41

Recognized Non-Cash Compensation Expense

The following table summarizes stock-based compensation expense recognized by the Company during the ten-month period and year ended December 31, 2019 and 2020. The Company did not recognize any tax benefits related to stock-based compensation during the periods presented below.

	For the Ten Months Ended December 31,	For the Year Ended December 31,
	2019	2020
Operating expenses, excluding depreciation and amortization	$219	$—
Corporate expenses	—	129

Share-based compensation expense	$219	$129

As of December 31, 2020, there was $0.4 million of unrecognized compensation cost related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately 1.7 years.

5. REVENUE

The Company generates revenue from the sale of services including, but not limited to: (i) on-air commercial broadcast time, (ii) non-traditional revenues including event-related revenues and event sponsorship revenues, (iii) digital advertising and (iv) outdoor advertising. Payments received from advertisers before the performance obligation is satisfied are recorded as deferred revenue. Substantially all deferred revenue is recognized within twelve months of the payment date. We do not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Advertising revenues presented in the consolidated and combined financial statements are reflected on a net basis, after the deduction of advertising agency fees, usually at a rate of 15% of gross revenues.

Radio Advertising

On-air broadcast revenue is recognized when or as performance obligations under the terms of a contract with a customer are satisfied. This typically occurs over the period of time that advertisements are provided, or as an event occurs. Revenues are reported at the amount the Company expects to be entitled to receive under the contract. Payments received from advertisers before the performance obligation is satisfied are recorded as deferred revenue in the consolidated balance sheets. Substantially all deferred revenue is recognized within twelve months of the payment date.

Nontraditional

Nontraditional revenues principally consist of ticket sales and sponsorship of events our stations conduct in their local market. These revenues are recognized when our performance obligations are fulfilled, which generally coincides with the occurrence of the related event.

Digital

Digital revenue relates to revenue generated from the sale of digital marketing services (including display advertisements and video sponsorships) to advertisers. Digital revenues are generally recognized as the digital advertising is delivered.

Outdoor Advertising

Our outdoor advertising business has a total of 3,532 faces consisting of bulletins, posters and digital billboards. Bulletins are generally large, illuminated advertising structures that are located on major highways and target vehicular traffic. Posters are generally smaller advertising structures that are located on major traffic arteries and city streets and target vehicular and pedestrian traffic. Digital billboards are computer controlled LED displays where six to eight advertisers rotate continuously, each one having seven to ten seconds to display a static image. Digital billboards are generally located on major traffic arteries and streets. Digital billboards are generally located on major traffic arteries and streets. A substantial portion of this revenue is lessor revenue derived from operating leases accounted for under ASC 842, “Leases.” Rental revenue is recognized on a straight-line basis over the term of the respective lease.

Other

Other revenue includes barter revenue and network revenue. The Company provides advertising broadcast time in exchange for certain products and services, including on-air radio programming. These barter arrangements generally allow the Company to preempt such bartered broadcast time in favor of advertisers who purchase time for cash consideration. These barter arrangements are valued based upon the Company’s estimate of the fair value of the products and services received. Revenue is recognized on barter arrangements when we broadcast the advertisements. Advertisements delivered under barter arrangements are typically aired during the same period in which the products and services are consumed. The Company also sells certain remnant advertising inventory to third-parties for cash, and we refer to this as network revenue. The third-parties aggregate our remnant inventory with other broadcasters’ remnant inventory for sale to third parties, generally to large national advertisers. This network revenue is recognized as we broadcast the advertisements. In connection with certain outdoor advertising arrangements, the customer may request that the Company produce the billboard wrap (commonly printed on a vinyl material) displaying the customer’s advertisement on our outdoor structure. This production revenue is recognized as the deliverable is made available to the customer or attached to our outdoor structure. Other revenue also includes the management fee received from Billboards LLC (see Note 15.)

Disaggregation of revenue

The following table presents the Company’s revenues disaggregated by revenue source:

	For the Ten Months Ended December 31, 2019		For the Year Ended December 31, 2020
Net revenues:
Radio Advertising	$24,826	60.8%	$19,129	48.7%
Non Traditional	8,166	20.0%	761	1.9%
Digital	3,018	7.4%	2,256	5.7%
Outdoor Advertising(1)	759	1.9%	12,459	31.7%
Other	4,031	9.9%	4,656	12.0%

Total net revenues	$40,800		$39,261

(1)	A substantial portion of this revenue is from lessor revenue derived from operating leases accounted for under ASC 842, “Leases.”

6. LONG-TERM DEBT

Long-term debt was comprised of the following at December 31, 2019, and December 31, 2020:

	As of December 31, 2019	As of December 31, 2020
Senior credit facility	$72,527	$70,972
Notes payable to Emmis	5,000	5,535
Notes payable to SG Broadcasting	6,250	21,400
Less: Current maturities	(3,672)	(1,836)
Less: Unamortized original discount	(2,437)	(2,153)

Total long-term debt, net of current portion and debt discount	$77,668	$93,918

Senior secured term loan agreement

On November 25, 2019, the Company entered into a $50.0 million, five-year senior secured term loan agreement (the “Senior Credit Facility”) with GACP Finance Co., LLC, a Delaware limited liability company, as administrative agent and collateral agent, which included one tranche of additional borrowings of $25.0 million. The Senior Credit Facility provides for initial borrowings of up to $50.0 million, of which net proceeds of $48.3 million after debt discount of $1.7 million, were paid concurrently to Emmis in connection with SG Broadcasting’s acquisition of a controlling interest in the Company. The Senior Credit Facility bears interest at a rate equal to the London Interbank Offered Rate (“LIBOR”), plus 7.5%, with a 2.0% LIBOR floor. The Senior Credit Facility requires interest payments on the first business day of each calendar month, and quarterly payments on the principal in an amount equal to one and one quarter percent of the initial aggregate principal amount are due on the last day of each calendar quarter. The Senior Credit Facility includes covenants pertaining to, among other things, the ability to incur indebtedness, restrictions on the payment of dividends, minimum Liquidity (as defined in the Senior Credit Facility) of $2.0 million for the period from the effective date until November 25, 2020, $2.5 million for the period from November 26, 2020 until November 25, 2021, and $3.0 million for the period thereafter, collateral maintenance, minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) of 1.10:1.00, and other customary restrictions. The Company borrowed $23.4 million of the remaining available borrowings to fund the Fairway Acquisition on December 13, 2019. Proceeds received were $22.6 million, net of a debt discount of $0.8 million. The effective interest rate for the year ending December 31, 2020 was 10.3%. The obligations under the Senior Credit Facility are secured by a perfected first priority security interest in substantially all of the assets of MediaCo Holding Inc. and its consolidated subsidiaries.

Amendment No.1 to senior secured term loan agreement

On February 28, 2020, the Company entered into Amendment No. 1 to its Senior Credit Facility, in order to, among other things, increase the maximum aggregate principal amount issuable under the SG Broadcasting Promissory Note to $10.3 million.

Amendment No.2 to senior secured term loan agreement

On March 27, 2020, the Company entered into Amendment No. 2 (“Amendment No. 2”) to its Senior Credit Facility, in order to, among other things, (i) reduce the required Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) to 1.00x from June 30, 2020 to December 31, 2020, (ii) reduce the minimum Liquidity (as defined in the Senior Credit Facility) requirement to $1.0 million through September 30, 2020, (iii) permit equity contributions and loans during calendar year 2020 under the SG Broadcasting Promissory Note and any amendments thereto to count toward Consolidated EBITDA (as defined in the Senior Credit Facility) for purposes of the Consolidated Fixed Charge Coverage Ratio calculation, and (iv) increase the maximum aggregate principal amount issuable under the Second Amended and Restated SG Broadcasting Promissory Note (as defined below) from $10.3 million to $20.0 million. In connection with Amendment No. 2, the Company incurred an amendment fee of approximately $0.2 million, which was added to the principal amount of the Senior Credit Facility then outstanding.

Amendment No.3 to senior secured term loan agreement

On August 28, 2020, the Company entered into Amendment No. 3 (“Amendment No. 3”) to its Senior Credit Facility, in order, among other things, (i) to modify certain provisions relating to the repayment of the Term Loan (as defined in the Senior Credit Facility) such that no quarterly payments shall be required beginning with the fiscal quarter ending September 30, 2020 through and including the fiscal quarter ending June 30, 2021 and (ii) to suspend the testing of the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) from July 1, 2020 through and including June 30, 2021. In connection with Amendment No. 3, the Company incurred an amendment fee of approximately $0.1 million, which was added to the principal amount of the Senior Credit Facility then outstanding.

Amendment No.4 to senior secured term loan agreement

See Note 12, Subsequent Event, for a discussion of Amendment No. 4 to the Senior Credit Facility, executed on May 19, 2021.

The Senior Credit Facility is carried net of a total unamortized discount of $2.2 million at December 31, 2020.

Emmis Convertible Promissory Note

On November 25, 2019, as part of the consideration owed to Emmis in connection with SG Broadcasting’s acquisition of a controlling interest in the Company, the Company issued to Emmis the Emmis Convertible Promissory Note in the amount of $5.0 million. The Emmis Convertible Promissory Note carries interest at a base rate equal to the interest on any senior credit facility, or if no senior credit facility is outstanding, of 6.0%, plus an additional 1.0% on any payment of interest in kind and, without regard to whether the Company pays such interest in kind, an additional increase of 1.0% following the second anniversary of the date of issuance and additional increases of 1.0% following each successive anniversary thereafter. Because the Senior Credit Facility prohibits the Company from paying interest in cash on the Emmis Convertible Promissory Note, the Company accrues interest using the rate applicable for interest paid in kind. The Emmis Convertible Promissory Note is convertible, in whole or in part, into MediaCo Class A common stock at the option of Emmis beginning six months after issuance and at a strike price equal to the thirty day volume weighted average price of the MediaCo Class A common stock on the date of conversion. The Emmis Convertible Promissory Note matures on November 25, 2024. On November 25, 2020, annual interest of $0.5 million was paid in kind and added to the principal balance outstanding. Consequently, the principal amount outstanding under the Emmis Convertible Promissory Note as of December 31, 2020 was $5.5 million.

SG Broadcasting Promissory Note and amendments thereto

On November 25, 2019, the Company issued the SG Broadcasting Promissory Note, a subordinated convertible promissory note payable by the Company to SG Broadcasting, in return for which SG Broadcasting contributed to MediaCo $6.25 million for working capital and general corporate purposes. The SG Broadcasting Promissory Note carries interest at a base rate equal to the interest on any senior credit facility, or if no senior credit facility is outstanding, of 6.0%, and an additional increase of 1.0% following the second anniversary of the date of issuance and additional increases of 1.0% following each successive anniversary thereafter. The SG Broadcasting Promissory Note matures on May 25, 2025. Additionally, interest under the SG Broadcasting Promissory Note is payable in kind through maturity, and is convertible into MediaCo Class A common stock at the option of SG Broadcasting beginning six months after issuance and at a strike price equal to the thirty day volume weighted average price of the MediaCo Class A common stock on the date of conversion.

On February 28, 2020, the Company and SG Broadcasting amended and restated the SG Broadcasting Promissory Note such that the maximum aggregate principal amount issuable under the note was increased from $6.3 million to $10.3 million. Also on February 28, 2020, SG Broadcasting loaned an additional $2.0 million to the Company pursuant to the amended note for working capital purposes.

On March 27, 2020, the Company and SG Broadcasting further amended and restated the SG Broadcasting Promissory Note (the “Second Amended and Restated SG Promissory Note”) such that the maximum aggregate principal amount issuable under the note was increased from $10.3 million to $20.0 million. On March 27, 2020, SG Broadcasting loaned an additional $3.0 million to the Company pursuant to the Second Amended and Restated SG Promissory Note for working capital purposes.

On August 28, 2020, SG Broadcasting loaned an additional $8.7 million to the Company pursuant to the Second Amended and Restated SG Promissory Note for working capital purposes.

On November 25, 2020, annual interest of $1.1 million was paid in kind and added to the principal balance outstanding. Consequently, the principal amount outstanding under the Second Amended and Restated SG Broadcasting Promissory Note as of December 31, 2020 was $21.1 million.

On September 30, 2020, SG Broadcasting loaned an additional $0.3 million to the Company pursuant to an additional SG Broadcasting Promissory Note (the “Additional SG Broadcasting Promissory Note”) for working capital purposes. The Additional SG Broadcasting Promissory Note carries interest at a base rate equal to the interest on any senior credit facility, or if no senior credit facility is outstanding, of 6.0%, and an additional increase of 1.0% following the second anniversary of the date of issuance of the Second Amended and Restated SG Promissory Note and additional increases of 1.0% following each successive anniversary of the Second Amended and Restated SG Promissory Note thereafter. The Additional SG Broadcasting Promissory Note matures on May 25, 2025. Additionally, interest under the Additional SG Broadcasting Promissory Note is payable in kind through maturity, and is convertible into MediaCo Class A common stock at the option of SG Broadcasting at a strike price equal to the thirty day volume weighted average price of the MediaCo Class A common stock on the date of conversion. However, the Additional SG Broadcasting Promissory Note contains a limitation on conversion of the outstanding principal and any accrued but unpaid interest thereunder into shares of the Class A Common Stock, par value $0.01 per share (the “Class A Stock”), of the Company, such that the maximum number of shares of Class A Stock to be issued in connection with the conversion of the Additional SG Broadcasting Promissory Note shall not, without the prior approval of the shareholders of the Company, (i) exceed a number of shares equal to 19.9% of the outstanding shares of common stock of the Company immediately prior to September 30, 2020, (ii) exceed a number of shares that would evidence voting power greater than 19.9% of the combined voting power of the outstanding voting securities of the Company immediately prior to September 30, 2020, or (iii) otherwise exceed such number of shares of capital stock of the Company that would violate applicable listing rules of the Nasdaq Stock Market (“Nasdaq”), in each of subsections (i) through (iii), only to the extent required by applicable Nasdaq rules and guidance (the “Share Cap”). In the event the number of shares of Class A Stock to be issued upon conversion of the Additional SG Broadcasting Promissory Note exceeds the Share Cap, then the portions of the Additional SG Broadcasting Promissory Note that would result in the issuance of any excess shares shall cease being convertible, and the Company shall instead either (x) repay such portions of the Additional SG Broadcasting Promissory Note in cash or (y) obtain shareholder approval of the issuance of shares of Class A Stock in excess of the Share Cap prior to the issuance thereof.

See Note 12, Subsequent Event, for discussion of an additional contribution from Standard General in the form of subordinated debt subsequent to December 31, 2021, on May 19, 2021.

Based on amounts outstanding at December 31, 2020, mandatory principal payments of long-term debt for the next five years and thereafter are summarized below:

Year ended December 31,	Senior Credit Facility	Emmis Notes	SG Broadcasting Notes	Total
2021	$1,836	$—	$—	$1,836
2022	3,672	—	—	3,672
2023	3,672	—	—	3,672
2024	61,792	5,535	—	67,327
2025	—	—	21,400	21,400

Total	$70,972	$5,535	$21,400	$97,907

7. FAIR VALUE MEASUREMENTS

As defined in ASC Topic 820, “Fair Value Measurement,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

Recurring Fair Value Measurements

The Company has no financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2019 or 2020.

Non-Recurring Fair Value Measurements

The Company has certain assets that are measured at fair value on a non-recurring basis including those described in Note 10, Intangible Assets and Goodwill, and are adjusted to fair value only when the carrying values are more than the fair values, and those described in Note 8, Acquisition, whereby assets and liabilities acquired as part of an acquisition are measured at fair value on the date of the acquisition. The categorization of the framework used to price the assets is considered a Level 3 measurement due to the subjective nature of the unobservable inputs used to determine the fair value (see Note 10 and Note 8 for more discussion).

Fair Value of Other Financial Instruments

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The estimated fair value of financial instruments is determined using the best available market information and appropriate valuation methodologies. Considerable judgment is necessary, however, in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange, or the value that ultimately will be realized upon maturity or disposition. The use of different market assumptions may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of financial instruments:

•	Cash and cash equivalents : The carrying amount of these assets approximates fair value because of the short maturity of these instruments.

•

Senior Credit Facility : As of December 31, 2020, the fair value and carrying value, excluding original issue discount, of the Company’s Senior Credit Facility debt was $71.0 million. This debt is not actively traded and is considered a Level 3 instrument. The Company believes the current carrying value of this debt approximates its fair value.

•

Other long-term debt : The Emmis Promissory Note and SG Broadcasting Note are not actively traded and are considered Level 3 instruments. The Company believes the current carrying value of this debt approximates its fair value.

8. ACQUISITION

On December 9, 2019, the Company’s Board approved the assumption from an affiliate of SG Broadcasting of an agreement to purchase FMG Valdosta, LLC and FMG Kentucky, LLC from Fairway Outdoor Advertising Group, LLC for a purchase price of $43.1 million, subject to customary working capital adjustments. Closing of the transaction occurred on December 13, 2019. FMG Valdosta, LLC and FMG Kentucky, LLC are outdoor advertising businesses that operate advertising displays principally across Kentucky, West Virginia, Florida and Georgia. Fees and expenses associated with the transaction were $1.2 million, which are included in corporate expenses in the consolidated and combined statement of operations. The acquisition was funded through $23.4 million of additional borrowings under the Senior Credit Facility as described in Note 6, which were net of a debt discount of $0.8 million, resulting in $22.6 million of proceeds. The remainder was financed by SG Broadcasting through $22.0 million of newly-issued Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock

pays an in-kind dividend equal to the rate on the existing SG Broadcasting Promissory Note described in Note 6, is convertible into MediaCo Class A common stock on the same terms as the SG Broadcasting Promissory Note, and is redeemable at the option of the holder five years and six months after issuance. The Company believes this is a highly-scalable business model with attractive operative leverage.

As of December 31, 2020, our fair value allocation of the assets acquired and liabilities assumed from Fairway is considered final. A number of purchase price allocation adjustments were made in the year ended December 31, 2020, which resulted in an increase to goodwill of $1.7 million. The Company believes there are growth opportunities in the billboard business, including organic growth and potential acquisitions, that could rapidly scale the business. The allocations presented in the table below are based upon management’s estimate of the fair value using valuation techniques including income, cost and market approaches. The most significant asset acquired, property, plant and equipment, was valued using the cost approach. The purchase price allocation was as follows:

Cash consideration	$43,108
Due from Seller	(106)

Total Consideration	$43,002

Accounts receivable	$1,521
Other current assets	133
Property, plant and equipment	28,638
Operating lease, right-of-use assets	15,376
Goodwill	13,102
Intangibles (Note 10)	3,639
Deferred tax asset	1,028
Other assets	15

Assets Acquired	$63,452

Accounts payable and accrued expenses	$730
Current portion of operating lease liabilities	877
Operating lease liabilities, less current portion	12,320
Asset retirement obligations (Note 11)	5,618
Deferred revenue	753
Other noncurrent liabilities	152

Liabilities Assumed	$20,450

Net Assets Acquired	$43,002

The Fairway Acquisition was accounted for under the acquisition method of accounting, and, accordingly, the accompanying consolidated and combined financial statements include the results of operations of each acquired entity from the date of acquisition. The revenues and operating income contributed to MediaCo by the acquired businesses for the period December 13, 2019 to December 31, 2019 were $0.7 million and $0.2 million, respectively. The operating income is exclusive of acquisition costs of $1.2 million that are included in “All Other” in Note 14.

The following unaudited pro forma financial information for the Company gives effect to the acquisitions as if they had occurred on March 1, 2019. These pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on such date or to project the Company’s results of operations for any future period.

Ten Months Ended December 31, 2019 (unaudited)
Net revenues	$51,869
Net income attributable to common shareholders	1,042

Goodwill of $13.1 million was recognized as a result of the purchase which represented the excess of the purchase price over the identifiable acquired assets, $10.8 million of which is deductible for tax purposes. The goodwill acquired is assigned to the outdoor advertising segment.

9. LEASES

We determine if an arrangement is a lease at inception. We have operating leases for office space, tower space, the land on which some outdoor advertising structures are erected, equipment and automobiles expiring at various dates through October 2049. Some leases have options to extend and some have options to terminate. Beginning March 1, 2019, operating leases are included in operating lease right-of-use assets, current operating lease liabilities, and noncurrent operating lease liabilities in our consolidated balance sheets.

Operating lease assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate if it is readily determinable. Our lease terms may include options to extend or terminate the lease, which we treat as exercised when it is reasonably certain and there is a significant economic incentive to exercise that option.

Operating lease expense for operating lease assets is recognized on a straight-line basis over the lease term. Variable lease payments, which represent lease payments that vary due to changes in facts or circumstances occurring after the commencement date other than the passage of time, are expensed in the period in which the obligation for these payments was incurred. Variable lease expense recognized in the year ended December 31, 2020, was not material.

We elected not to apply the recognition requirements of ASC 842, “Leases,” to short-term leases, which are deemed to be leases with a lease term of twelve months or less. Instead, we recognized lease payments in the consolidated and combined statements of operations on a straight-line basis over the lease term and variable payments in the period in which the obligation for these payments was incurred. We elected this policy for all classes of underlying assets. Short-term lease expense recognized in the year ended December 31, 2020, was not material.

The impact of operating leases to our consolidated and combined financial statements was as follows:

Year Ended December 31,
2020
Lease Cost
Operating lease cost	$4,986
Other Information
Operating cash flows from operating leases	5,020
Right-of-use assets obtained in exchange for new operating lease liabilities	—
Weighted average remaining lease term—operating leases (in years)	9.0
Weighted average discount rate—operating leases	9.1%

As of December 31, 2020, the annual minimum lease payments of our operating lease liabilities were as follows:

Year ending December 31,
2021	$5,293
2022	5,192
2023	4,218
2024	2,808
2025	2,802
After 2025	16,106

Total lease payments	36,419
Less imputed interest	12,670

Total recorded lease liabilities	$23,749

Our outdoor advertising business generates lessor revenue derived from operating leases accounted for under ASC 842, “Leases.” Minimum fixed lease consideration under non-cancelable operating leases for each of the next five years and thereafter, excluding variable lease consideration, as of December 31, 2020, is as follows:

Year ending December 31,
2021	$6,547
2022	41
2023	—
2024	—
2025	—
After 2025	—

10. INTANGIBLE ASSETS AND GOODWILL

As of December 31, 2019 and 2020, intangible assets consisted of the following:

	As of December 31, 2019	As of December 31, 2020
Indefinite-lived intangible assets:
FCC Licenses	$63,266	$63,266
Trade Name	730	733
Goodwill	11,424	13,102
Definite-lived intangible assets:
Programming Contract	514	220
Customer List	3,015	1,896

Total	$78,949	$79,217

In accordance with ASC Topic 350, Intangibles—Goodwill and Other, the Company reviews goodwill and other intangibles at least annually for impairment. In connection with any such review, if the recorded value of goodwill and other intangibles is greater than its fair value, the intangibles are written down and charged to results of operations. FCC licenses are renewed every eight years at a nominal cost, and historically both of our FCC licenses have been renewed at the end of their respective eight-year periods. Since we expect that both of our FCC licenses will continue to be renewed in the future, we believe they have indefinite lives. Given that our radio stations operate in the same geographic market they are considered a single unit of accounting. The trade name is an indefinite-lived intangible asset based on our intention to renew it when legally required and to utilize it going forward.

Impairment Testing

The Company generally performs its annual impairment review of indefinite-lived intangibles as of October 1 each year. In the ten months ended December 31, 2019, the Company performed the analysis of the FCC licenses as of November 25, the date of the transfer of the stations from Emmis to MediaCo. At the time of each impairment review, if the fair value of the indefinite-lived intangible is less than its carrying value, a charge is recorded to results of operations. When indicators of impairment are present, the Company will perform an interim impairment test. We will perform additional interim impairment assessments whenever triggering events suggest such testing for the recoverability of these assets is warranted. During the ten-month period ended December 31, 2019 and the year ended December 31, 2020, the Company did not record any impairment losses.

Valuation of Indefinite-lived Broadcasting Licenses

Fair value of our FCC licenses is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine the fair value of our FCC licenses, the Company considered both income and market valuation methods when it performed its impairment tests. Under the income method, the Company projects cash flows that would be generated by each of its units of accounting assuming the unit of accounting was commencing operations in its respective market at the beginning of the valuation period. This cash flow stream is discounted to arrive at a value for the FCC license. The Company assumes the competitive situation that exists in each market remains unchanged, with the exception that its unit of accounting commenced operations at the beginning of the valuation period. In doing so, the Company extracts the value of going concern and any other assets acquired, and strictly values the FCC license. Major assumptions involved in this analysis include market revenue, market revenue growth rates, unit of accounting audience share, unit of accounting revenue share and discount rate. Each of these assumptions may change in the future based upon changes in general economic conditions, audience behavior, consummated transactions, and numerous other variables that may be beyond our control. The projections incorporated into our license valuations take current economic conditions into consideration. Under the market method, the Company uses recent sales of comparable radio stations for which the sales value appeared to be concentrated entirely in the value of the license, to arrive at an indication of fair value.

Below are some of the key assumptions used in our income method annual impairment assessments. In recent years, we have reduced long-term growth rates in the New York market in which we operate based on recent industry trends and our expectations for the market going forward.

	November 25, 2019	October 1, 2020
Discount Rate	11.9%	12.4%
Long-term Revenue Growth Rate	-0.6%	1.0%
Mature Market Share	9.0%	9.4%
Operating Profit Margin	22.7-26.7%	26.6-29.5%

As of both December 31, 2019 and December 31 2020, the carrying amount of the Company’s FCC licenses was $63.3 million.

Valuation of Trade Name

As a result of the Fairway Acquisition, the Company acquired the trade name ‘Fairway’. The trade name is well known in the industry and is being retained for continued market use following the acquisition. This trade name favorably factors into customer purchasing decisions. For the purchase price allocation, the trade name was valued using the relief from royalty method. This method is based on what a company would be willing to pay for a royalty in order to exploit the related benefits of the trade name. The value of the trade name is determined by discounting the inherent after-tax royalty savings associated with ownership or possession of the trade name. The valuation assigned to the trade name as a result of the purchase price accounting is $0.7 million. We assess the trade name annually for impairment on October 1 of each year. We utilized the relief from royalty method to perform our annual impairment assessment. There was no impairment recognized for the year ended December 31, 2020.

Valuation of Goodwill

As a result of the Fairway Acquisition discussed in Note 8, the Company has recorded $13.1 million of goodwill. This accounts for all goodwill on the consolidated balance sheet as of December 31, 2020. The Fairway Acquisition closed on December 13, 2019 and all assets acquired and liabilities assumed were valued as of that date, resulting in a goodwill valuation of $13.1 million. ASC Topic 350-20-35 requires the Company to test goodwill for impairment at least annually. Under ASC 350 we have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it is necessary to perform an annual quantitative goodwill impairment test. Given the macroeconomic environment as a result of the COVID-19 pandemic we have elected not to perform the qualitative assessment. When performing a quantitative assessment for impairment, the Company uses a market approach to determine the fair value of the reporting unit. Management determines the fair value for the reporting unit by multiplying the cash flows of the reporting unit by an estimated market multiple. Management believes this methodology for valuing outdoor advertising businesses is a common approach and believes that the multiples used in the valuation are reasonable given our peer comparisons, analyst reports, and market transactions. To corroborate the fair values determined using the market approach described above, management also uses an income approach, which is a discounted cash flow method to determine the fair value of the reporting unit. If the carrying value of a reporting unit’s goodwill exceeds its fair value, the Company recognizes an impairment charge equal to the difference in the statement of operations.

Definite-lived Intangibles

The following table presents the weighted-average remaining useful life at December 31, 2020 and gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2019 and 2020:

		As of December 31, 2019			As of December 31, 2020
	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Programming Contract	0.8	$2,154	$1,640	$514	$2,154	$1,934	$220
Customer List	2.0	3,030	15	3,015	2,906	1,010	1,896

The customer list was acquired as part of the Fairway Acquisition on December 13, 2019 and was valued as part of the purchase price allocation performed at closing. Customer relationships represent a source of repeat business. The information contained in such relationships usually includes the preferences of the customer, the buying patterns of the customer, and the history of purchases that have been made by the customer. In calculating the value of Fairway Outdoors’ customer relationships, we employed the multiperiod excess earnings method of the income approach, which estimates value based on the present value of future economic benefits. This methodology resulted in a valuation of $2.9 million. A useful life of three years has been assigned to the customer list.

Total amortization expense from definite-lived intangibles for the ten-month period ended December 31, 2019, and the year ended December 31, 2020, was $0.3 million and $1.3 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding years for definite-lived intangibles:

Year ended December 31,	Expected Amortization Expense
2021	$1,189
2022	927
2023	—
2024	—
2025	—

11. ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligation includes the costs associated with the removal of its structures, resurfacing of the land and retirement cost, if applicable, related to the Company’s outdoor advertising portfolio. The following table reflects information related to our asset retirement obligations.

Balance at December 31, 2019	$5,623
Purchase price allocation adjustment	29
Accretion expense	726
Liabilities settled	(62)

Balance at December 31, 2020	$6,316

12. OTHER COMMITMENTS AND CONTINGENCIES

a. Commitments

In addition to the lease payments described in Note 9, the Company has various commitments under the following types of material contracts: (i) Management Agreement with Emmis (Note 15) and (ii) other contracts with annual commitments (including payouts to former management of Fairway Outdoor) at December 31, 2020 as follows:

Year ending December 31,	Management Agreement	Other Contracts	Total
2021	$625	$981	$1,606
2022	—	581	581
2023	—	12	12
2024	—	—	—
2025	—	—	—
Thereafter	—	—	—

Total	$625	$1,574	$2,199

The initial term of the management agreement with Emmis runs until November 25, 2021, however, MediaCo can terminate the agreement, without penalty, with six months’ notice. Notice had not been given as of December 31, 2020 and therefore the amount shown in the table above represents the fee that would be due for that six month period.

As of December 31, 2020, WQHT-FM and WBLS-FM leased their employees from Emmis’ wholly owned subsidiary, Emmis Operating Company under an employee leasing arrangement. Effective January 1, 2021, the Employee Leasing Agreement was terminated, and the Company hired all of the leased employees and assumed the employment and collective bargaining agreements related to leased employees. The Company has assumed employment contracts totaling $2.9 million over the next three calendar years.

b. Litigation

From time to time, our stations are parties to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Company, however, there are no legal proceedings pending against the Company that we believe are likely to have a material adverse effect on the Company.

13. INCOME TAXES

The provision for income taxes for the ten months ended December 31, 2019, and year ended December 31, 2020 consisted of the following:

	For the ten months ended December 31, 2019	For the year ended December 31, 2020
Current:
Federal	$187	$—
State	124	—

Total current	311	—

Deferred:
Federal	522	10,146
State	689	5,415

Total deferred	1,211	15,561

Provision for income taxes	$1,522	$15,561

The provision for income taxes for the ten-month period ended December 31, 2019, and the year ended December 31, 2020 and differs from that computed at the Federal statutory corporate tax rate as follows:

	For the ten months ended December 31, 2019	For the year ended December 31, 2020
Federal statutory income tax rate	21%	21%
Computed income tax provision at federal statutory rate	$729	$(2,350)
State income tax	265	5,415
State tax rate change	549	—
Entertainment disallowance	20	4
Valuation allowance	—	12,460
Other	(41)	32

Provision for income taxes	$1,522	$15,561

The final determination of our income tax liability may be materially different from our income tax provision. Significant judgment is required in determining our provision for income taxes. Our calculation of the provision for income taxes is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. In addition, our income tax returns are subject to periodic examination by the Internal Revenue Service and other taxing authorities. As of December 31, 2020, the Company had no open income tax examinations.

The components of deferred tax assets and deferred tax liabilities at December 31, 2019, and December 31, 2020, were as follows:

	As of December 31, 2019	As of December 31, 2020
Deferred tax assets:
Intangible assets	$15,200	$14,427
Lease liability	7,843	7,125
Interest deduction carryforward	—	2,219
Stock compensation	—	39
Net operating losses	6,013	8,009
Other	252	285
Valuation allowance	—	(18,795)

Total deferred tax assets	29,308	13,309

Deferred tax liabilities
Indefinite-lived intangible assets	(4,818)	(5,939)
Right of use asset	(7,902)	(7,186)
Property and equipment	(2,725)	(1,895)

Total deferred tax liabilities	(15,445)	(15,020)

Net deferred tax liabilities	$13,863	$(1,711)

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset (“DTA”) will not be realized. The Company has considered future taxable income and ongoing prudent and feasible tax-planning strategies in assessing the need for the valuation allowance. During 2020, as a result of a sharp deterioration of business activity related to the COVID-19 pandemic, the Company concluded that it was more likely than not that it would be unable to realize its deferred tax assets and recorded an $18.8 million valuation allowance against these assets.

The Company records certain deferred tax liabilities (“DTLs”) related to indefinite lived intangibles that are not expected to reverse during the carry-forward period. These DTLs can be considered a source of future taxable income to support realization of net operating losses (“NOLs”) that do not expire and DTAs that upon reversal would give rise to NOLs that do not expire. With this consideration, the total valuation allowance recorded at December 31, 2020 was $18.8 million, resulting in a net $1.7 million DTL on the balance sheet.

The Company has federal net operating losses (“NOLs”) of $33.3 million and state NOLs of $16.7 million available to offset future taxable income. The federal and certain state net operating loss carryforwards do not expire, and the remaining state net operating loss carryforwards begin expiring in the year ending December 2039.

Accounting Standards Codification paragraph 740-10 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken within a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest benefit that is greater than 50 percent likely of being realized upon ultimate settlement. As of December 31, 2020, the Company has no uncertain tax positions.

14. SEGMENT INFORMATION

The Company’s operations are aligned into two business segments: (i) Radio, and (ii) Outdoor advertising. Radio includes the operations and results of WQHT-FM and WBLS-FM, and outdoor advertising includes the operations and results of the Fairway businesses acquired in December 2019. The Company groups activities that are not considered operating segments in the “All Other” category.

These business segments are consistent with the Company’s management of these businesses and its financial reporting structure. Corporate expenses, including transaction costs, are not allocated to reportable segments. The Company’s segments operate exclusively in the United States.

The accounting policies as described in the summary of significant accounting policies included in Note 1 to these consolidated and combined financial statements, are applied consistently across segments.

Year Ended December 31, 2020	Radio	Outdoor Advertising	All Other	Consolidated
Net revenues	$26,020	$13,241	$—	$39,261
Operating expenses excluding depreciation and amortization expense	22,827	9,517	—	32,344
Corporate expenses excluding depreciation and amortization expense	—	—	4,338	4,338
Depreciation and amortization	893	3,188	—	4,081
Loss on disposal of assets	—	197	—	197

Operating income (loss)	$2,300	$339	$(4,338)	$(1,699)

Ten Months Ended December 31, 2019	Radio	Outdoor Advertising	All Other	Consolidated
Net revenues	$40,041	$759	$—	$40,800
Operating expenses excluding depreciation and amortization expense	30,751	375	—	31,126
Corporate expenses excluding depreciation and amortization expense	—	—	4,303	4,303
Depreciation and amortization	980	100	—	1,080

Operating income (loss)	$8,310	$284	$(4,303)	$4,291

Total Assets	Radio	Outdoor Advertising	Consolidated
As of December 31, 2019	$102,921	$64,245	$167,166
As of December 31, 2020	84,219	62,132	146,351

15. RELATED PARTY TRANSACTIONS

Corporate Overhead and Share-Based Compensation

Until November 25, 2019 of the ten-month period ended December 31, 2019, MediaCo was 100% owned by Emmis. Our financial statements for these periods are derived from the books and records of Emmis and were carved-out from Emmis at a carrying value reflective of historical cost in Emmis’ records. Our historical combined financial results include an allocation of expense related to certain Emmis corporate functions, including executive oversight, legal, finance, human resources, and information technology. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount and other measures. We consider this expense allocation methodology and results thereof to be reasonable for all periods presented.

Transaction Agreement with Emmis and SG Broadcasting

On June 28, 2019, MediaCo entered into a Contribution and Distribution Agreement with Emmis and SG Broadcasting, pursuant to which (i) Emmis contributed the assets of its radio stations WQHT-FM and WBLS-FM, in exchange for $91.5 million in cash, a $5.0 million note and 23.72% of the common stock of MediaCo, (ii) Standard General purchased 76.28% of the common stock of MediaCo, and (iii) the common stock of MediaCo received by Emmis was distributed pro rata in a taxable dividend to Emmis’ shareholders on January 17, 2020. The common stock of MediaCo acquired by Standard General is entitled to ten votes per share and the common stock acquired by Emmis and distributed to Emmis’ shareholders is entitled to one vote per share. The sale closed on November 25, 2019, at which time MediaCo and Emmis also entered into a management agreement (the “Management Agreement”), an employee leasing agreement (the “Employee Leasing Agreement”) and certain other ancillary agreements. The Management Agreement with Emmis Operating Company is for an initial term of two years (cancellable by MediaCo after 18 months) under which Emmis provides various services to us, including accounting, human resources, information technology, legal, public reporting and tax. We pay Emmis an annual fee of $1.3 million in equal monthly installments for these services, plus reimbursement of certain expenses directly related to our operations. For the year ended December 31, 2020, MediaCo recorded $1.3 million of management fee expense which is included in corporate expenses in the accompanying consolidated and combined statements of operations. $0.1 million of this amount was unpaid as of December 31, 2020 and is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. Under the Employee Leasing Agreement, the employees of the Stations will remain employees of Emmis and we will reimburse Emmis for the cost of these employees, including health and benefit costs. The initial term of the Employee Leasing Agreement lasted through December 31, 2020. Effective January 1, 2021, the Employee Leasing Agreement was terminated, and the Company hired all of the leased employees and assumed the employment and collective bargaining agreements related to leased employees. The Employee Leasing Agreement was terminated at the expiration of the initial term, so no early termination penalties were incurred. Expense related to the Employee Leasing Agreement was $9.6 million for the year ended December 31, 2020. This expense is recognized in operating expenses excluding depreciation and amortization in the consolidated and combined statements of operations. No amount remains unpaid as of December 31, 2020.

As part of the acquisition of SG Broadcasting’s controlling interest in the Company from Emmis on November 25, 2019, MediaCo owed to Emmis the working capital of the stations, but the Company was permitted to collect and retain, for a period of nine months, the first $5.0 million of net working capital attributable to the stations as of the closing date. This right to $5.0 million of retained net working capital was satisfied in January 2020 and used in the operations of the business. This amount was paid to Emmis during the three months ended September 30, 2020.

Convertible Promissory Notes

As a result of the transaction described above, on November 25, 2019, we issued convertible promissory notes to both Emmis and SG Broadcasting in the amounts of $5.0 million and $6.3 million, respectively.

On February 28, 2020, the Company and SG Broadcasting amended and restated the SG Broadcasting Promissory Note such that the maximum aggregate principal amount issuable under the note was increased from $6.3 million to $10.3 million. Also on February 28, 2020, SG Broadcasting loaned an additional $2.0 million to the Company pursuant to the amended note for working capital purposes.

On March 27, 2020, the Company and SG Broadcasting further amended and restated the SG Broadcasting Promissory Note such that the maximum aggregate principal amount issuable under the note was increased from $10.3 million to $20.0 million. On March 27, 2020, SG Broadcasting loaned an additional $3.0 million to the Company pursuant to the Second Amended and Restated SG Promissory Note for working capital purposes.

On August 28, 2020, SG Broadcasting loaned an additional $8.7 million to the Company pursuant to the Second Amended and Restated SG Promissory Note for working capital purposes.

On September 30, 2020, SG Broadcasting loaned an additional $0.3 million to the Company pursuant to the Additional SG Broadcasting Promissory Note for working capital purposes.

On November 25, 2020, annual interest of $0.5 million and $1.1 million was paid in kind and added to the principal balances of the Emmis Convertible Promissory Note and the SG Broadcasting Promissory Note, respectively. Consequently, the principal amount outstanding under the Emmis Convertible Promissory Note and SG Broadcasting Promissory Note as of December 31, 2020 was $5.5 million and $21.2 million, respectively.

The Company recognized interest expense of $0.5 million and $1.3 million related to the Emmis Convertible Promissory Note and the SG Broadcasting Promissory Notes, respectively. The terms of these notes are described in Note 6.

See Note 12, Subsequent Event, for discussion of an additional contribution from Standard General in the form of subordinated debt subsequent to December 31, 2021, on May 19, 2021.

Convertible Preferred Stock

On December 13, 2019, in connection with the Fairway Acquisition, the Company issued to SG Broadcasting 220,000 shares of MediaCo Series A Convertible Preferred Stock. Dividends on Series A Convertible Preferred Stock held by SG Broadcasting were $2.1 million for the year ended December 31, 2020. On December 13, 2020 $2.1 million of dividends were paid in kind. The payment in kind increased the accrued value of the preferred stock and no additional shares were issued as part of this payment. As of December 31, 2020, unpaid cumulative dividends were $0.1 million, and included in the balance of preferred stock in the accompanying consolidated balance sheets. See Note 3 for a description of the Preferred Stock.

Loan Proceeds Participation Agreement

On April 22, 2020, MediaCo and Emmis entered into a certain Loan Proceeds Participation Agreement (the “LPPA”) pursuant to which (i) Emmis agreed to use certain of the proceeds of the loan Emmis received pursuant to the Paycheck Protection Program (“PPP”) under Division A, Title I of the CARES Act to pay certain wages of employees leased to MediaCo pursuant to the Employee Leasing Agreement, between Emmis and MediaCo (ii) Emmis agreed to waive up to $1.5 million in reimbursement obligations of MediaCo to Emmis under the Employee Leasing Agreement to the extent that the PPP Loan is forgiven, and (iii) MediaCo agreed to promptly pay Emmis an amount equal to 31.56% of the amount of the PPP Loan, if any, that Emmis is required to repay, up to the amount of the reimbursement obligations forgiven under (ii) above. Standard General L.P., on behalf of all of the funds for which it serves as an investment advisor, agreed to guaranty MediaCo’s obligations under the LPPA. As of the date of these financial statements, Emmis believes that the loan will be forgiven as Emmis believes it has spent the proceeds on qualifying expenditures. Accordingly, $1.5 million of leased employee expense was waived by Emmis during the year ended December 31, 2020.

Management Agreement for Billboards LLC

On August 11, 2020, the board of directors of the Company unanimously authorized the entry into a certain Management Agreement (the “Billboard Agreement”) between Fairway Outdoor LLC (a subsidiary of the Company, “Fairway”) and Billboards LLC (an affiliate of Standard General, “Billboards”). Under the Billboard Agreement, Fairway will manage the billboard business of Billboards in exchange for payments of $25 thousand per quarter and reimbursement of all out-of-pocket expenses incurred by Fairway in the performance of its duties under the Billboard Agreement. The Billboard Agreement has an effective date of August 1, 2020, has a term of three years, and has customary provisions on limitation of liability and indemnification. $42 thousand of income was recognized in the year ended December 31, 2020 in relation to the Billboard Agreement, all of which was outstanding as of December 31, 2020. Additionally, Fairway incurred $0.2 million of out-of-pocket expenses for the period, none of which has been reimbursed as of December 31, 2020.

16. SUBSEQUENT EVENTS

On November 25, 2019, MediaCo entered into an Employee Leasing Agreement by and between Emmis and the Company. Pursuant to the Employee Leasing Agreement, the Company leased from EOC personnel at radio stations WBLS-FM and WQHT-FM to perform services for the Company consistent with each leased employees’ past practices at the Radio Stations. Effective January 1, 2021, the Employee Leasing Agreement was terminated, and the Company hired all of the leased employees and assumed the employment and collective bargaining agreements related to leased employees. EOC serves as the manager of the Radio Stations and of the Company’s financial reporting, SEC compliance and similar obligations as a public company pursuant to a certain Management Agreement between the Company and EOC dated as of November 25, 2019. The Management Agreement remains in full force and effect. The Employee Leasing Agreement was terminated at the expiration of the initial term, so no early termination penalties were incurred.

On May 19, 2021, the Company entered into Amendment No. 4 to its Senior Credit Facility. Under the terms of Amendment No. 4:

•

SG Broadcasting agreed to contribute up to $7.0 million to the Company in the form of subordinated debt, with $3.0 million contributed at closing, $1.0 million to be contributed by June 1, 2021, and up to an additional $3.0 million to be contributed through June 30, 2022, if necessary, to satisfy certain conditions described in Amendment No. 4;

•	the Company made a principal payment of $3.0 million to reduce borrowings outstanding under the Senior Credit Facility;

•	no quarterly scheduled principal payments are required through and including the quarter ending March 31, 2022;

•

the Minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) was reduced to 1.00:1.00 from April 1, 2020 through and including December 31, 2022, with it increasing to 1.10:1.00 on and after January 1, 2023;

•

for purposes of calculating compliance with the Minimum Consolidated Fixed Charge Coverage Ratio, Consolidated EBITDA (as defined in the Senior Credit Facility) includes certain amounts contributed by SG Broadcasting in the form of subordinated debt or equity, including those described above;

•

for purposes of calculating the Company’s borrowing base under the Senior Credit Facility, the multiple applied to Billboard Cash Flow (as defined in the Senior Credit Facility) increased from 3.5 to 5.0 and the advance rate applied to the radio stations’ FCC licenses increased from 60% to 70%;

•

at any time the multiple applied to Billboard Cash Flow exceeds 3.5 or the advance rate applied to the radio stations’ FCC licenses exceeds 60%, an incremental annual interest rate of 1% applies and is paid in kind monthly;

•	certain specified events of default were waived; and

•	an amendment fee of $0.4 million was paid in cash.

Also on May 19, 2021, the Company issued to SG Broadcasting a subordinated convertible promissory note (the “May 2021 SG Broadcasting Promissory Note”), in return for which SG Broadcasting contributed $3.0 million to the Company to make the prepayment of Senior Credit Facility debt required under Amendment No. 4. Up to $7.0 million may be borrowed pursuant to the May 2021 SG Broadcasting Promissory Note. The May 2021 SG Broadcasting Promissory Note carries interest at a base rate equal to the interest on any senior credit facility, or if no senior credit facility is outstanding, of 6.0%, and an additional increase of 1.0% on November 25, 2021 and additional annual increases of 1.0% following each successive anniversary thereafter. The May 2021 SG Broadcasting Promissory Note matures on May 25, 2025 and interest is payable in kind through maturity. Subject to prior shareholder approval of the issuance of the shares, the May 2021 SG Broadcasting Promissory Note is convertible into MediaCo Class A common stock at the option of SG Broadcasting at a strike price equal to the thirty day volume weighted average price of the MediaCo Class A common stock on the date of conversion.

Based on the execution of Amendment No. 4 and the May 2021 SG Broadcasting Promissory Note, the Company concluded that the events and uncertainty that previously raised substantial doubt about its ability to continue as a going concern were resolved.